Exhibit 2.2

Sale and Purchase

Agreement

The Primary Sellers

and

The Warrantors

and

Midatech Pharma Limited

and

The Sellers’ Representative

in relation to the share capital of Q Chip Limited

THIS DEED IS DATED 17 November 2014

BETWEEN

(1)	THE SEVERAL PERSONS details of whom are set out in Part 3 of Schedule 1 (each a Primary Seller and together the Primary Sellers);

(2)	THE SEVERAL PERSONS details of whom are set out in Part 1 of Schedule 1 (each a Warrantor and together the Warrantors);

(3)	MIDATECH PHARMA LIMITED a company incorporated in England and Wales, under number 09216368 whose registered office is at 99 Park Drive, Milton Park, Abingdon, Oxford OX14 4RY (the Buyer); and

(4)	R IAN SMITH of 18 Shadow Wood Drive, Miskin, Pontyclun, Cardiff CF72 8SX, being the person appointed pursuant to clause 13.2 of this Agreement to act as the representative of the selling parties hereunder (the Sellers’ Representative).

AGREED TERMS:

1	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

Accounting Date	31 December 2013;

Accounts	the audited financial statements of the Company for the twelve month period which ended on the Accounting Date;

Admission	means the admission of the Midatech Shares (including the Consideration Shares) to trading on AIM;

Admission Condition	means that condition set out in clause 4.1.2;

Admission Document	means the document prepared by the Buyer in accordance with the AIM Rules for the purposes of Admission;

Admission Price	means the price per share paid by incoming investors for shares in the Buyer at Admission, as stated in the Admission Document;

Agreement	the agreement constituted by this deed;

Agreed Form	a document in a form approved by or on behalf of each party on or before the date of this Agreement;

AIM	means AIM, a market operated by London Stock Exchange PLC;

AIM Rules	means the AIM Rules for Companies and the AIM Rules for Nominated Advisers;

AIM Rules for Companies	means the rules of the London Stock Exchange applicable to companies governing admission to AIM and the continuing obligations of companies whose shares have been admitted to AIM including the notes to such rules, as amended or reissued from time to time;

AIM Rules for Nominated Advisers	means the rules of the London Stock Exchange applicable to Nominated Advisers of companies traded or to be traded on AIM as amended or reissued from time to time;

Announcement	means any press announcement (to be in the Agreed Form) relating to the subject matter of this Agreement;

Articles	means the Articles of Association of the Company in place at the date of this Agreement;

Associate	shall have the meaning in relation to any Seller that is ascribed to it in paragraph (c) of the definition of “related party” in the AIM Rules as if the Seller fell within paragraphs (a) and/or (b) of such definition and “Associates” shall be construed accordingly;

Bank Loans	means any loans advanced to the Company details of which are set out in the Disclosure Letter;

Business	the business of precision particle engineering in the context of drug delivery;

Business Day	any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;

Business Information	all information, documentation, books, records, and know-how of the Company (whether or not confidential, whether or not recorded in any form and in whatever form held) which in any way relates to all or any part of the business or assets of the Company;

Buyer’s Group	the Buyer, any subsidiary undertaking or parent undertaking of the Buyer, or any subsidiary undertaking of such parent undertaking from time to time;

Buyer’s Solicitors	Brown Rudnick LLP of 8 Clifford Street, London W1S 2LQ (reference TWM/031674.0001)

CA 2006	the Companies Act 2006;

CAA	the Capital Allowances Act 2001;

Claim	a Warranty Claim or a claim under the Tax Covenant;

Companies Acts	shall have the meaning given in section 2 CA 2006;

Company	Q Chip Limited registered in England and Wales under number 04929486 whose details are set out in Part I of Schedule 2;

Completion	completion of the sale and purchase of the Sale Shares in accordance with clause 4;

Completion Date	the date that Completion occurs in accordance with clause 4.5 of this Agreement;

Computer Contracts	contracts (including contracts which contain Licences-in) pursuant to which the Company is entitled to use or have hosted, operated or maintained any part of the Computer System;

Computer System	all computer hardware and associated peripheral equipment, software, networks, websites and other applications owned or used by the Company;

Conditions	shall have the meaning given in clause 4.1;

Connected Persons	shall have the meaning given in Section 1122 of CTA 2010;

Consideration	has the meaning given in clause 3.1;

Consideration Shares	such number of Midatech Shares (as adjusted to account for any pre-Admission bonus issue or other share capital reorganisation), representing an amount of 35% of the Relevant Share Capital of the Buyer at the Completion Date, anticipated to comprise an aggregate total of 2,688,373 Midatech Shares;

Contracts	those material business contracts of the Company (within the meaning of paragraph 8.18 of Part 3 of Schedule 3) a list of which is annexed to the Disclosure Letter;

Covenantor	each Primary Seller other than Finance Wales;

CTA 2009	means the Corporation Tax Act 2009;

CTA 2010	means the Corporation Tax Act 2010;

Data Room	means the online data room resource comprised of materials pertaining to the history, operations and liabilities of the Company made available to the Buyer in the Agreed Form;

Deferred Consideration Shares	means such number of the Consideration Shares as is derived by dividing £800,000 by the Admission Price, rounded up to the nearest whole share;

Demand	has the meaning set out in the Tax Covenant;

Deposit	means the amount of £278,000 in relation to payments by the Buyer and the amount of £150,000 in relation to payments by or on behalf of the Company, payable to the relevant counter-Party, from time to time, in accordance with the terms of this Agreement;

Disclosed	means fairly disclosed to the Buyer in each case in such a manner as means the matter or other information in question is disclosed in sufficient detail to enable the Buyer to make a reasonably informed decision about its nature and scope;

Disclosure Letter	the disclosure letter of the same date as this Agreement from the Warrantors to the Buyer and the two identical bundles of disclosure documents collated by or on behalf of the Warrantors and initialled for identification by or on behalf of the Warrantors and the Buyer;

Drag Along Notice	means the notices to be provided to the Remaining Sellers pursuant to the terms of this Agreement, in accordance with the provisions of the Articles, in the Agreed Form;

Encumbrance	means any interest or equity of any person or any mortgage, charge, assignment for the purpose of security, option or other right to acquire, pledge, lien, right of set-off, right of pre-emption, retention of title, hypothecation or other priority interest, or any other agreement or arrangement which has the effect of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Event	shall have the meaning given in Schedule 5;

FCA	means the Financial Conduct Authority in its capacity as the competent authority under FSMA;

Form of Transfer	means the document to be issued to the Remaining Sellers pursuant to and in accordance with the terms of this Agreement in the Agreed Form;

FSMA	means the Financial Services and Markets Act 2000 (as amended);

General Warranties	the warranties of the Warrantors set out in Part 3 of Schedule 3;

Group	means the Company and its subsidiary undertakings and associated undertakings from time to time including where the context requires any one or more of such companies and “member of the Group” or “Group Member” shall be construed accordingly;

ICTA	the Income and Corporation Taxes Act 1988;

Indemnities	the indemnities given by the Warrantors to the Buyer in clause 6;

Initial Consideration Shares	means the Consideration Shares less the Deferred Consideration Shares;

Instalment Regulations	means the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No.3175);

Intellectual Property	means patents, rights in inventions, confidentiality rights and other rights in information (including know-how and trade secrets), rights in designs, copyrights and related rights, trade mark rights (including passing-off and unfair competition rights, and including trade mark rights in trade names, logos and trade dress) domain names and database rights, in each case whether or not registered and including applications (and rights to apply) for registration, and all rights and forms of protection of a similar nature or having equivalent effect subsisting from time to time in any jurisdiction worldwide;

Interest Rate	means one percent (1%) per annum above the base rate of Barclays Bank PLC from time to time;

Initial Draft Admission Document	means the latest draft Admission Document in circulation between, inter-alia, the Buyer and Nomad as at the Signing Date;

Investor Presentation	means the latest draft presentation regarding the business, strategy, expenditure and commercialisation activities of the Buyer, as utilised for the purposes of pre-Admission marketing to potential incoming investors in circulation between, inter-alia, the Buyer and Nomad as at the Signing Date;

IP Company Security	means the security represented by (a) a debenture dated 10 May 2012 between (1) the Company and (2) Sustainable Technology Partnership LP (as security trustee) (“STP”) and (b) a debenture dated 2 November 2012 between (1) the Company and (2) STP, details of which are given in Part 3 of Schedule 2;

ITA	the Income Tax Act 2007;

ITEPA	the Income Tax (Earnings and Pensions) Act 2003;

Lease	means the leases of the Property;

Loan Notes	means such of the loan notes issued by the Company as are extant at the Signing Date and set out in Part 5 of Schedule 2;

Loan Note Holders	means the holders of the Loan Notes;

Long Stop Date	means 19th December 2014;

Management Accounts	the unaudited management accounts of the Company for each calendar month in the period from 1 January 2014 to 30 September 2014, copies of which are set out and identified in the Data Room;

Market Adverse Event	means any of the following events:

(i) a general moratorium on commercial banking activities in London declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United Kingdom including on AIM; or

(ii) the declaration, outbreak, escalation or threatening of war or other hostilities and/or the occurrence of any acts of terrorism, involving the United Kingdom or the declaration by or for the government of the United Kingdom of a national emergency; or

(iii) any other national or geopolitical crisis of international or national effect or any change in any currency exchange rates or controls or in any financial, political, economic or market conditions or in market sentiment or any other calamity or crisis which, in any such case, in the opinion of the Nomad (acting reasonably) is materially adverse to the prospect of companies seeking admission to AIM;

Material Adverse Change	means any event, change or fact that is individually, or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of the Company arising otherwise than through a failure to obtain Admission and/or the ordinary course (including but not limited to the undertaking of scientific research and development based activities and the generation of associated results) conduct of the Business of the Company.;

Midatech Shares	means ordinary shares of £0.0001 each in the capital of the Buyer, as adjusted from time to time pursuant to any share capital reorganisation undertaken on or before Admission;

Net Debt	means any non-ordinary course borrowings of the relevant party including but not limited to any short term bank overdraft;

Nomad	means Panmure Gordon (UK) Limited;

Options	those options in relation to Shares details of which are given in Part 4 of Schedule 2;

Option Exercise Notice	means the notice to be sent to the Option Holders in the Agreed Form;

Option Holders	means the individuals holding Options, as set out in Part 4 of Schedule 2;

Owned IP	Intellectual Property owned, whether in whole or in part, by the Company and listed in the Annex hereto;

Parties	shall mean the parties to this Agreement and a reference to a Party shall mean any one of them as the context shall require;

Past Leasehold Property	means property in relation to which the Company has previously been tenant or licensee from any owner or landlord;

Pension Scheme	means the money purchase arrangement referred to in paragraph 7 (10.1) of the Disclosure Letter;

Placing Agreement	means the agreement to be entered into between certain members of the executive management team of the Buyer, the Buyer and Nomad, pursuant to which the Nomad agrees to undertake certain actions toward the placing of shares pursuant to Admission;

Placing Shares	means those Midatech Shares being placed with subscribers under the terms of the Placing Agreement;

Previous Companies Acts	the Companies Acts 1948 to 1967 and the Companies Act 1985;

Prior Years Accounts	shall have the meaning given in paragraph 4.1 of Part 3 of Schedule 3;

Property	means the leasehold property of the Company details of which are set out in Part 2 of Schedule 2;

Recognised Investment Exchange	an investment exchange recognised by the Financial Conduct Authority under Part XVIII of the Financial Services and Markets Act 2000 (as amended by the Financial Services Act 2012);

Relevant Liability	means all losses, damages, liabilities (including Tax liabilities), claims, costs and expenses (including, but not limited to, fines, penalties, surcharges, clean-up costs, reasonable legal and other professional fees including VAT and disbursements) which may be suffered or incurred by the Buyer and/or the Company;

Relevant Share Capital	means the fully diluted issued and to be issued share capital of the Buyer, excluding any shares to be issued to new investors pursuant to their participation in Admission;

Relief	shall have the meaning given in Schedule 5;

Remaining Sellers	means those shareholders (other than Primary Sellers) more fully set out in Part 2 of Schedule 1, including the holders of Options and Warrants;

Remaining Shares	means those Shares held or to be held by the Remaining Sellers to be acquired by the Buyer pursuant to the Drag Along Notice and/or the terms of the Option Exercise Notices, the Warrant Exercise Notices and Form of Transfer;

Sale Shares	means Shares held by the Primary Sellers and Remaining Sellers which comprise the whole of the issued share capital of the Company;

Sellers	shall mean, together, the Primary Sellers and Remaining Sellers;

Sellers’ Solicitors	means Theobald Associates of 16 St. Martin’s Le Grand, St. Paul’s, London EC1A 4EN and Sellers’ Solicitors Account shall mean such bank account as is communicated to the Buyer’s Solicitors for the purposes of this Agreement;

Shares	means each of the classes of shares as issued in the share capital of the Company at Completion, as more fully set out in Part 2 of Schedule 1 and as adjusted in accordance with the requirements of the Articles, Warrants and Loan Notes (as applicable);

Shareholders Agreements	means all and any shareholder and/or investment agreements entered into between any of the Sellers and the Company regulating the relationship of the Sellers (or any of them) with the Company;

Signing Date	means the date of this Agreement;

Subsidiaries	means those companies details of which are given in Part 2 of Schedule 2 and a reference to Subsidiary shall mean any one of them;

Tax or Taxation	includes all forms of taxation and statutory, governmental, state, federal, provincial local, government or municipal charges, imposts, contributions, duties, levies, withholdings, liabilities, wherever chargeable and whether of the UK or any other jurisdiction (including for the avoidance of doubt, national insurance contributions in the UK and corresponding obligators elsewhere) and any penalty, fine, charge interest or costs relating to the foregoing or resulting from failure to comply with the provisions of any enactment relating to tax (including the failure to make adequate instalment payments under the Instalment Regulations, regardless of whether such tax is directly or primarily chargeable against or attributable to the Company or any other person firm or company;

Tax Authority	any local, municipal, governmental, state, federal or other fiscal revenue customs or excise authority, body or official anywhere in the world;

Tax Covenant	the tax covenant set out in Schedule 5;

Tax Warranties	the warranties contained in paragraph 6 of Part 3 of Schedule 3;

TCGA	the Taxation of Chargeable Gains Act 1992;

Title Warranties	those warranties given by the Sellers set out in Part 2 of Schedule 3;

TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006;

VAT	value added tax;

VATA	the Value Added Tax Act 1994;

Warrants	those warrants in relation to Shares details of which are given in Part 4 of Schedule 2;

Warrant Exercise Notice	means the notice to be sent to the Warrant Holders in the Agreed Form;

Warrant Holders	means the individuals holding Warrants as set out in Part 4 of Schedule 2;

Warranties	the warranties set out in clause 5 and Schedule 3; and

Warranty Claim	any claim made by the Buyer for breach of any of the General Warranties.

1.2	In this Agreement (except where the context otherwise requires):

1.2.1	any reference to a clause or Schedule is to a clause of or Schedule to this Agreement. References to paragraphs are to paragraphs of the Schedules, headings are for convenience only and do not affect the interpretation of this Agreement and use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.2	references to income, profits or gains earned, accrued, or received on or before a particular date or in respect of a particular period shall include income or profits or gains which are deemed to have been earned, accrued or received at or before that date or in respect of that period;

1.2.3	any payment or distribution made on or before a particular date shall include:

(a)	any payment or distribution which on or before that date has fallen due to be made; and

(b)	any act or transaction which has occurred on or before that date and is or has been deemed by the operation of applicable law to be a payment or distribution for the purposes of any assessment of Tax; and

1.2.4	any dividend shall include anything which has been deemed by the operation of applicable law to be a dividend or distribution to shareholders or others for the purposes of any Demand;

1.2.5	any reference to a person includes natural persons, firms, partnerships, companies, body corporates, associations, organisations, governments, states, foundations or trusts and a reference to any professional firm or company includes any firm, company or limited liability partnership effectively succeeding to the whole or substantially the whole, of its practice or business;

1.2.6	subsidiary and holding company have the meanings given to them by section 1159 CA 2006 and subsidiary undertaking and parent undertaking shall have the meanings given to them by section 1162 CA 2006;

1.2.7	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 CTA 2010;

1.2.8	all references to a statutory provision shall be construed as including references to:

(a)	any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	all statutory instruments or orders made pursuant to a statutory provision; and

(c)	any statutory provisions of which it is a consolidation, re-enactment or modification;

1.2.9	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression is illustrative only and does not limit the sense of the words preceding those terms;

1.2.10	a reference to an SSAP is a reference to a Statement of Standard Accounting Practice and a reference to an FRS is a reference to a Financial Reporting Standard both established by the Accounting Standards Board in England and Wales; and

1.3	The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of its provisions.

2	AGREEMENT FOR SALE OF THE SALE SHARES

2.1	Subject to and on the terms of this Agreement, each of the Primary Sellers shall sell and the Buyer shall purchase the Sale Shares registered to such persons in the capital of the Company, as set out in Part 2 of Schedule 1.

2.2	The Primary Sellers acting severally shall each sell the Sale Shares registered in their name with full title guarantee free from any Encumbrance and so that the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the Buyer.

2.3	Title to and beneficial ownership of the Sale Shares shall pass to the Buyer on Completion and the Sale Shares shall be sold with all rights and benefits attaching to them at the date of this Agreement.

2.4	Each of the Primary Sellers hereby severally irrevocably waives and severally agrees to procure the waiver of any pre-emption rights and any other restrictions on transfer which may exist in relation to any of the Sale Shares whether under the articles of association of the Company, the Shareholders Agreements or otherwise arising and consents to the transfer of the Sale Shares pursuant to the terms of this Agreement.

2.5	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.6	All and any liability of the Warrantors shall be joint and several as regards their respective liabilities including (without limitation) under the Warranties and the Tax Covenant.

3	CONSIDERATION

3.1	Subject to the Conditions, the consideration for the Sale Shares shall be satisfied by the issue to the Sellers of the Consideration Shares, in the proportions as set out against the name of each Seller in Part 2 of Schedule 1 or in such other proportions to the whole amount as may be notified in writing to the Buyer by the Sellers’ Representative after the Signing Date but not later than 3 Business Days before Admission (together the Consideration) and the Consideration shall be capable of adjustment pursuant to clause 3.2.

3.2	The Initial Consideration Shares shall be allotted and issued to the Sellers (or such nominee as they may reasonably direct) on Completion in the proportions set out after their respective names in Part 2 of Schedule 1 on Completion. Thereafter the Deferred Consideration Shares shall be issued to the Warrantors in their capacity as Sellers in accordance with and subject to the terms set out in Schedule 8. A reduction in the aggregate amount of Deferred Consideration Shares may arise (in accordance with the provisions of Schedule 8) pursuant to the Buyer making downward adjustment for the purposes of:

3.2.1	satisfying any Claim;

3.2.2	satisfying any Relevant Liability arising under clause 6.

3.3	The Consideration Shares to be issued pursuant to clause 3.1 shall be issued with due shareholder authority, and shall rank pari passu in all respects with the ordinary shares of £0.0001 each in the capital of the Buyer existing at the date of issue.

3.4	Immediately upon the execution of this Agreement, the Primary Sellers shall deliver to the Company:

3.4.1	written consent of the holders of not less than the requisite amount of the issued Shares pursuant to Article 6 (Drag Along Rights); and

3.4.2	a Drag Along Notice in the prescribed form, stating that such Primary Sellers intend to trigger the requisite mechanism to compel the sale of the Sale Shares of the Remaining Sellers to the Buyer at Completion on the terms contained in such Drag Along Notice.

3.5	Within 2 Business Days of the Signing Date the Warrantors shall procure that the directors of the Company issue a Drag Along Notice to the Remaining Sellers in accordance with the Articles and forward such in conjunction with the Form of Transfer to the Remaining Sellers in each case for the execution by (or on behalf of) each of the Remaining Sellers.

3.6	The Warrantors shall immediately upon execution of this Agreement issue or procure (a) the issuance and delivery of the Option Exercise Notices and the Warrant Exercise Notices to the Option Holders and Warrant Holders respectively; and (b) the execution or signing of those documents or matters listed in Schedule 6 paragraph 1 to be held pending Completion.

3.7	Each of the Primary Sellers hereby severally undertakes to comply with the obligations expressed to be obligations of the Primary Sellers under the Option Exercise Notices and the Warrant Exercise Notices.

3.8	Each of the Primary Sellers hereby severally undertakes to take all steps necessary to ensure the passing of the resolutions (including but not limited to casting such votes as they may have) set out in the Notice of Extraordinary General Meeting, subject always to such not amending the economic and share rights of the Sellers prior to Completion in any respect.

4	CONDITIONS AND COMPLETION

4.1	Completion of this Agreement shall be conditional upon each of the following conditions:

4.1.1	Admission of the Initial Consideration Shares, the Placing Shares together with the existing issued ordinary share capital of the Buyer (raising aggregate new proceeds to the Buyer of not less than £15,000,000) becoming effective in accordance with Rule 6 of the AIM Rules;

4.1.2	repayment of any Bank Loans;

4.1.3	the provision of duly signed documentation confirming the release of the IP Company Security;

4.1.4	exercise of the Options and Warrants by the holders thereof and the issue of Shares in relation thereto or the delivery of confirmation (in a form reasonably satisfactory to the Buyer) that any such Options and Warrants not so exercised have lapsed in accordance with their terms or having been cancelled by agreement with the holder of the relevant Option and Warrant without cost to the Company;

4.1.5	evidence in terms reasonably satisfactory to the Buyer that steps have commenced by the Company to close the operations of the Subsidiary;

4.1.6	conversion of the Loan Notes and the issue of Shares in relation thereto;

4.1.7	each of the Primary Sellers and the Remaining Sellers (or persons authorised to so on their behalf under the Articles) having delivered duly executed stock transfer forms in favour of the Buyer in respect of their entire holdings of Sale Shares to the Sellers’ Representative pending Completion;

4.1.8	the aggregate Net Debt of the Buyer at the point of Admission not exceeding £4,050,000;

4.1.9	there shall not have occurred and be continuing any Material Adverse Change;

4.1.10	none of the warranties given by the directors of the Buyer in the Placing Agreement having become untrue or inaccurate in any material respect (as reasonably determined by the Buyer in consultation with the Sellers’ Representative and the Nomad) which would entitle the Nomad to terminate the Placing Agreement; and

4.1.11	the Placing Agreement becoming unconditional in all respects (save for the condition as to Admission).

together the “Conditions”.

4.2	The Buyer may in its sole discretion by way of notice to the Sellers Representative waive the Conditions set out in clauses 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6 and 4.1.7 (but not the Conditions in clause 4.1.11, 4.1.8, 4.1.9, 4.1.10 and 4.1.11 which shall not be capable of waiver) either in whole or in part. Each of the Primary Sellers shall use their several reasonable endeavours to procure the satisfaction of those of the Conditions set out in clauses 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6, 4.1.7, and 4.1.9. The Buyer shall use its reasonable endeavours to procure the satisfaction of those of the Conditions set out in clauses 4.1.1, 4.1.8, 4.1.10 and 4.1.11.

4.3	In the event that the Conditions are not satisfied on or before the Long Stop Date (or such other date as is agreed between the Warrantors’ Representative and the Buyer) this Agreement shall lapse and save to the extent set out in clause 4.4 or expressly provided herein, no Party shall make any claim against any other Party in respect thereof, save for any antecedent breach.

4.4	In the event that clause 4.3 applies and the Conditions are not satisfied then unless the Conditions were not satisfied because of the occurrence of a Material Adverse Change or a Market Adverse Event the Party failing to satisfy the relevant Condition, shall be deemed to have forfeited its Deposit (or in the case of the Primary Sellers, the Deposit of the Company) in favour of its counterpart and the provisions and payments stipulated to apply to the non-defaulting Party under Schedule 10 shall apply immediately.

4.5	Subject to all of the other Conditions being satisfied or waived, Completion shall occur immediately upon satisfaction of the Admission Condition. From the Signing Date until up to and including immediately before the Completion Date, the Warrantors shall collect those documents and matters set out in Paragraph 1 of Schedule 6 and to deliver them (together, the Escrow Documents) to the Buyers Solicitors whereupon they shall be held in escrow pending only Completion. Upon Completion taking place the following shall immediately occur:

4.5.1	the Sellers shall be deemed to have given irrevocable instructions to the Buyers Solicitors to release the Escrow Documents to the Buyer;

4.5.2	upon the release of the Escrow Documents, the Buyer shall carry out the obligations listed in Schedule 6, Paragraph 2, and the Buyer may in its absolute discretion waive any requirement contained in Schedule 6, Paragraph 1.

4.6	This Agreement may be terminated at any time prior to Completion by the Buyer if:

4.6.1	the Warrantors commit a material breach (being a breach incapable of remedy) of any of the obligations under clause 7 of this Agreement; and/or

4.6.2	any material Warranties are not true and correct in all material respects as at the date of this Agreement (subject always in such case to matters duly Disclosed) and/or any material Warranties are not true and correct in all material respects as at the Completion Date (in each case subject always in such case to matters duly Disclosed) with the material nature of such Warranties assessed in the opinion of the Buyer, acting reasonably, unless, in each case, the relevant breach or inaccuracy (as applicable) is curable and is cured within 5 Business Days after written notice thereof is given by the Buyer to the Sellers Representative of such breach or inaccuracy (“Breach Notice”).

4.7	In the event that the Buyer desires to terminate this Agreement as provided in clause 4.6 the Buyer shall give written notice to the Sellers specifying the provision thereof pursuant to which such termination is made (Termination Notice) provided such Termination Notice is served on the Sellers after 5 Business Days of the date of the Breach Notice, in such cases where the relevant breach remains unremedied. Upon the date of receipt of a Termination Notice this Agreement shall terminate and cease to have effect (other than clauses 10.2, 12 and 21.1 which shall survive termination of this Agreement) and the Company shall be deemed to have forfeited its Deposit, but save to the extent otherwise expressly provided there shall be no liability hereunder on the part of the Buyer or the Sellers except in respect of any rights and liabilities which have accrued before termination.

4.8	Notwithstanding the foregoing provisions of clause 4.6 and 4.7, in the event that the Warrantors disclose any matter pursuant to clause 7.7 the circumstances of which would give the Buyer the right of termination pursuant to clause 4.6 if it were not for the fact that the matters were Disclosed or which otherwise indicates the occurrence of a Material Adverse Change, then without prejudice to its rights under clause 4.6 and 4.7, the Buyer may in its sole discretion:

4.8.1	notify the Primary Sellers of (notwithstanding and without prejudice to its abilities to terminate hereunder) the Buyer’s willingness (subject to the successful application of clause 4.8.2 below) for the Agreement continue in full force and effect; and

4.8.2	require the Primary Sellers to enter into good faith discussions (through the participation of the Seller’s Representative and Warrantors Representative within 24 hours of such notification toward considering (and if thought fit) approving such alteration as is reasonably requested by the Buyer to the pro rata participation in the ownership of the Buyer and economic receipt under this Agreement of the Sellers, having due regard to the nature of the matter disclosed under clause 7.7 and its likely impact upon the overall valuation of the Buyer following Completion.

4.9	In the event that such discussions do not yield an agreed position within 48 hours of commencement (or such longer period of time as agreed by the Buyer and the Sellers’ Representative and Warrantors’ Representative), the Buyer shall be free to proceed with termination of this Agreement pursuant to clause 4.6 and nothing in this Agreement shall relieve any party from liability for (or remedy in respect of) fraud or for fraudulent misrepresentation.

4.10	If in any material respect the obligations of the Sellers, referred to in clause 4.5.1, or the obligations of the Buyer, referred to in clause 4.5.2, are not complied with on the Completion Date the party not in default may:

4.10.1	defer Completion to a date not more than 10 Business Days after the Completion Date; or

4.10.2	proceed to Completion as far as is practicable (without prejudice to its rights hereunder); or

4.10.3	rescind this Agreement.

4.11	The parties to any of the Shareholders Agreements affecting any of the Shares hereby agree that the Shareholders Agreements be terminated with effect from the Completion Date, and the said parties waive any claims that they may have against each other including against the Company whether arising out of the terms of the said agreements and arrangements or their termination pursuant to this clause 4.10.

4.12	The Parties hereby agree that the provisions of Schedule 10 in relation to the calculation, payment and treatment of the Deposit shall apply.

5	WARRANTIES

5.1	Each Primary Seller severally warrants to the Buyer and its permitted assigns in respect of that Primary Seller and the number of Sale Shares held by that Seller, that each of the statements in Part 2 of Schedule 3 (Title Warranties) are true and accurate as at the Signing Date and if repeated on the Completion Date.

5.2	The Warrantors jointly and severally warrant to the Buyer and its permitted assigns that subject to all matters Disclosed each of the statements in Part 3 of Schedule 3 (General Warranties) are true and accurate.

5.3	The Warranties shall be deemed to be repeated on the Completion Date with reference to the facts and circumstances then prevailing and a reference in any of the Warranties to the date of this Agreement shall be construed as a reference to the Completion Date.

5.4	Where any Warranty is qualified by the statement “to the best of the Warrantors’ knowledge and belief” or “so far as the Warrantors are aware” or other similar qualification, such Warranty shall be deemed to include additional statements that it has been made after due and careful enquiry of the directors for the time being of the Company by the Warrantors, and the Warrantors shall be deemed to have knowledge of any information which such enquiries would have revealed.

5.5	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause contained in this Agreement shall govern or limit the extent or application of any other clause.

5.6	Save to the extent otherwise expressly provided in this Agreement, none of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer and no information relating to the Company of which the Buyer has knowledge (other than actual knowledge from material in writing which the Buyer is aware of at or before Completion and other than to the extent that such information is Disclosed), will:

5.6.1	prejudice any claim which the Buyer may be entitled to bring; or

5.6.2	operate to reduce any amount recoverable by the Buyer under this Agreement and liability in respect thereof will not be confined to breaches discovered before Completion.

5.7	The Primary Sellers acknowledge that the Buyer has relied upon the Warranties on entering into this Agreement and without restricting the Buyer’s right to claim damages on any other basis, the Sellers agree that following a breach of Warranty the sum due to the Buyer as a result of such breach will be equal to the aggregate of:

5.7.1	the amount necessary to put the Company into the position it would have been in had there been no breach of Warranty including the amount by which the value of any asset of the Company (including any asset warranted to exist which does not exist) is or becomes less than the value it would have had attributed to it had there been no such breach; and

5.7.2	all costs and expenses reasonably incurred by the Buyer and the Company and any other loss or damage suffered by the Buyer or the Company directly attributable to the breach of Warranty.

5.8	All sums payable by the Warrantors to the Buyer in respect of any breach of Warranty will be paid free and clear of all set-off, counterclaims, deductions or withholdings whatsoever, save only as may be required by law.

5.9	The Parties agree that any claims under the Warranties (but not the Title Warranties) shall be limited in accordance with Schedule 4.

6	INDEMNITIES

6.1	Subject always to the limitations set out in Schedule 4, the Warrantors undertake to indemnify and keep the Buyer indemnified against any Relevant Liability arising directly or indirectly in relation to the following for (a) breach of contract and/or negligence in relation to those of the Contracts which are (i) collaboration agreements and (ii) customer contracts, in each case arising from an event or circumstance which took place within the period of twelve (12) months up to and including the Completion Date and (b) arising out of the engagement letter between (1) Longcross Advisers LLP and (2) the Company dated 24 May 2013.

6.2	Further to the provisions of Schedule 4, if any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable in respect of a Relevant Liability the Warrantors will pay to the Buyer such greater sum as will, after such deduction or withholding, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.3	If any sum (the first sum) payable by the Warrantors to the Buyer under clause 6.1 in respect of a Relevant Liability is subject to Tax in the hands of the Buyer then the Sellers shall pay to the Buyer such additional sum or sums as will after such Tax (and any tax on such additional sum or sums) leave the Buyer with an amount equal to the first sum.

6.4	The Parties agree that any claims under the Indemnities shall be limited and payable solely in accordance with the provisions of Schedule 4.

6.5	Payment in respect of the indemnities set out in clause 6.1 shall be made within ten (10) Business Days of the date on which the Buyer gives written notice of the Relevant Liability to the Sellers (Payment Date).

7	COVENANTS PENDING COMPLETION DATE

7.1	During the period commencing on the Signing Date and continuing up to and including the Completion Date, the Warrantors shall procure that:

7.1.1	the Company’s business will be carried on in the ordinary and usual course;

7.1.2	the Company will comply in all material respects with all laws which are applicable to the business and will maintain all Owned IP, licences, consents and authorisations of any nature whatsoever (public or private) which are material to the Business;

7.1.3	subject always to obligations of confidentiality owed to third parties, the Buyer will be kept reasonably and promptly informed of all material matters relating to the business, assets and affairs of the Company;

7.1.4	insurance cover for the Company shall in all material respects be maintained and not allowed to lapse at all times on the basis disclosed to the Buyer as subsisting on the Signing Date, and shall not be permitted to lapse prior to the Completion Date; and

7.1.5	in a manner consistent with its practices prior to the Signing Date, the Company will keep proper accurate accounting records and in them make true and complete entries of all dealings and transactions in relation to its business equal to the prior standards of preparation of the Management Accounts and will afford to the Buyer and (subject always to such being treated as Confidential Information of the Company prior to Completion) any professional adviser of the Buyer full access thereto at reasonable times and at the request of the Buyer.

7.2	Without prejudice to the provisions of clause 7.1, in the period commencing on the Signing Date and ending on the Completion Date the Warrantors shall procure that none of the matters set out in Schedule 9 will be undertaken by the Company without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

7.3	The Parties shall, following the Signing Date, use their reasonable endeavours to implement a committee comprised of not less than two representatives of each of the Buyer and Primary Sellers (the “Transition Committee”), which shall convene on a not less than weekly basis in order to provide updates in relation to the progress of the Admission process and day-to-day operational aspects of their respective businesses. The location, logistics and structure of such meetings shall be determined by the Parties (acting in good faith) following the Signing Date, with the intention of providing an appropriate forum to enable the Sellers with (subject always to the Buyer’s legal and regulatory obligations of confidentiality) access to relevant information surrounding Admission and to facilitate the successful combining of the operational businesses of the parties.

7.4	The Parties hereby agree and acknowledge the current communicated intention of both the Buyer and Sellers that the Research and Development Centre for sustained drug delivery to be used in the operation of the combined businesses of the Buyer and Company following Completion will be located in Cardiff.

7.5	On or before the entering into of this Agreement, the Buyer shall deliver to the Warrantors a copy of the Initial Draft Admission Document.

7.6	During the period commencing on the Signing Date and continuing up to and including the Completion Date, the Buyer hereby undertakes to provide due written notification and consult with the Sellers’ Representative and Warrantors Representative in relation to all and any amendments of a material nature regarding the strategic and/or financial position of the Buyer (a Material Deviation) to be undertaken in any iteration of the Admission Document, in comparison to that set out in the Investor Presentation and Initial Draft Admission Document. Further, to the extent a Material Deviation is either proposed or has been incorporated (as reasonably determined between the Buyer, Warrantors Representative and Sellers’ Representative, the Buyer hereby undertakes to discuss and review in good faith with the Seller’s Representative and Warrantors Representative, such steps as may reasonably be requested by such parties (whether in the context of this Agreement or otherwise) as a result of such to preserve the pro rata participation in the ownership of the Buyer and economic receipt of the Sellers (the Remedial Actions). Thereafter, the Buyer undertakes to use its commercially reasonable endeavours to action such steps as are necessary to implement the Remedial Actions prior to Completion.

7.7	The Warrantors shall forthwith disclose in writing to the Buyer any matter or thing which may arise or become known to the Warrantors after the Signing Date and before Completion which is inconsistent with any of the Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof down to the Completion Date, the content of which shall be deemed Disclosed in accordance with the terms of this Agreement but without prejudice to the rights of the Buyer to terminate this Agreement under clause 4.6.

7.8	After the Signing Date

(a)	those of the Sellers who are Option Holders shall severally agree to exercise all Options held by them respectively; and

(b)	those of the Sellers who are Warrant Holders shall severally agree to exercise all Warrants held by them respectively,

in each case pursuant to the respective terms of the Options and Warrants (as the case may be).

7.9	After the Signing Date those of the Sellers who are Loan Note Holders shall severally agree to take such actions in relation to their individual holding of Loan Notes to procure such are converted to either A Ordinary Shares of £0.0001 each, B Ordinary Shares of £0.0001 each and/or F Preferred Shares of £0.0001 each, as applicable, pursuant to the terms of the relevant Loan Notes.

8	TAX COVENANT AND SHARE LOCK UP

8.1	The provisions of Schedule 5 (Tax Covenant) shall apply in this Agreement.

8.2	The Sellers agree with the Buyer that the provisions of Schedule 7 shall apply in respect of the Consideration Shares held by the Sellers on and with effect from the Completion Date.

8.3	The Warrantors shall through procuring delivery of the Drag Along Notices and/or execution of the Form of Transfer by the Company use all commercially reasonable endeavours to procure a contractually binding commitment from the Remaining Sellers to the effect that the provisions of Schedule 7 shall apply in respect of the Consideration Shares to be held by the Remaining Sellers on and with effect from the Completion Date

9	GUARANTEES

9.1	Each of the Primary Sellers shall severally procure that at or before Completion the Company is released from any guarantees, security interests and indemnities given by it in favour of such Primary Seller or any Associate of such Primary Seller, and pending that release, the relevant Primary Seller shall (on a several basis) indemnify the Buyer and the Company on demand against any Relevant Liability arising from or in connection with such guarantees, security interests and indemnities as are held by such Primary Seller against the Company.

9.2	Each of the Primary Sellers shall procure (on a several basis) that at or before Completion all monies owing by such Primary Seller or any Associate of such Primary Seller to the Company are paid in full, whether or not then due for payment and ensure that all Tax, fines, penalties, interest, charges and fees relating to such indebtedness shall be borne by the relevant Primary Seller by which such amount is owed, or (as the case may be) any Associate of such Primary Seller.

9.3	Each of the Primary Sellers shall (on several basis) use its commercially reasonably endeavours to procure that at or before Completion all monies owing by the Company to such Primary Seller or any Associate of such Primary Seller are paid in full, whether or not then due for payment.

9.4	Each of the Primary Sellers (acting severally) shall use its commercially reasonable endeavours to procure that at Completion, there will be no amounts owing by the Company to such Primary Seller or any Associate of such Primary Seller.

9.5	The Buyer shall use its reasonable endeavours to procure the release of each of the Primary Sellers from any guarantee that is listed in the Disclosure Letter as having been given to any third party on behalf of the Company, not later than 5 Business Days following Completion.

10	RESTRICTIVE COVENANTS AND CONFIDENTIALITY

10.1	As further consideration for the Buyer agreeing to buy the Sale Shares on the terms contained in this Agreement, each Covenantor severally undertakes with the Buyer and the Company that, except with the prior consent in writing of the Buyer, it will not for a period of 1 year from the Completion Date, either on its own account or through or in conjunction, association or by arrangement with or on behalf of any person or persons and whether directly or indirectly (in such manner as is likely in the reasonable opinion of the Buyer to result in a loss of any opportunity and/or commercial disadvantage to the operation of the Business):

10.1.1	carry on or be engaged, concerned or interested in the carrying on of any business engaged or involved in direct competition with the Business, as conducted at Completion;

10.1.2	solicit, or endeavour to solicit or canvass any person, who, at any time during the period commencing 12 months prior to the Completion Date:

(a)	was provided with goods or services by the Company from time to time;

(b)	had negotiations with the Company from time to time relating to the provision of such goods or services; or

(c)	otherwise dealt with the Company from time to time,

for the purpose of offering to that person goods or services similar to those with which he was so provided or that had been the subject of the negotiations between him and the Company or otherwise to entice away the custom or business of that person from the Company;

10.1.3	supply to any person specified in clause 10.1.2 goods or services (in such manner as is likely in the reasonable opinion of the Buyer to result in a loss of any opportunity and/or commercial disadvantage to the operation of the Business) similar to those with which such person was so provided at any time during the period commencing 12 months prior to the Completion Date or enter into any transaction with such person in relation to such goods or services;

10.1.4	solicit, or endeavour to solicit or canvass or approach any person who, at any time in the period commencing 12 months prior to the Completion Date was a supplier of goods or services to the Company, if that solicitation, canvassing or approach causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods or services to the Company;

10.1.5	solicit or entice away or endeavour to entice away (otherwise than through an advertisement generally placed and accessible) from the Company or offer to employ or offer to conclude any contract for services with any director, manager or employee who worked for the Company at any time during the period commencing 12 months prior to the Completion Date; or

10.1.6	employ or conclude any contract for services with any director, manager or senior employee who worked for the Company at any time during the period commencing 12 months prior to the Completion Date.

10.2	The Primary Sellers severally undertake with the Buyer that, except with the prior consent in writing of the Buyer:

10.2.1	they will not use or disclose divulge or communicate directly or indirectly to any person any confidential or commercially sensitive knowledge or information relating to the Business, transactions, products or affairs of the Company or of any customer of the Company (including but not limited to operations, processes, plans, inventions, product information, know how, design rights, trade secrets, software, market opportunities, customers and business affairs) or supply or disclose to any person the names or addresses of any customers of the Company or details of any contracts or negotiations to which the Company is a party or of any tenders, offers or proposals submitted or to be submitted by the Company in connection with its business except as previously authorised in writing by the Company or a court of competent jurisdiction; and

10.2.2	they will not at any time hereafter in relation to any trade, business, firm, company or organisation use a name (whether registered or not) or any trade mark or design the same as or confusingly similar to any name or trade mark used by the Company in the Business and shall use reasonable endeavours to procure that no such name or trade mark shall be used by any other person, firm, company or organisation of whose such use the relevant Seller is aware as at Completion.

10.3	Each of the covenants contained in clauses 10.1 and 10.2 shall be deemed to be separate covenants and independent of each other.

10.4	The Primary Sellers (acting severally) acknowledge that damages in respect of breach of any of the provisions of clause 10.1 and 10.2 may not be an adequate remedy and that the Buyer shall be entitled to the remedies of injunction and specific performance as well as any other equitable relief without the need for proof of special damage for any threatened or actual breach of any of the Primary Sellers’ obligations in clauses 10.1 and 10.2.

10.5	The restrictions contained in clause 10.1 are held by the Buyer for itself and on trust for the Company and shall be enforceable by the Buyer on the Company’s behalf or by Company (at its request).

11	POWER OF ATTORNEY

11.1	The Primary Sellers declare that for as long as they remain the registered holder of the Sale Shares after Completion they will (acting severally):

11.1.1	hold their Sale Shares and the dividends and any other monies paid or distributed in respect of them after Completion and all rights arising out of or in connection with them after Completion in trust for the Buyer; and

11.1.2	deal with their Sale Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of those Sale Shares.

11.2	The Primary Sellers hereby irrevocably appoint the Buyer as their attorney for the purpose with effect from Completion of exercising any rights, privileges or duties attaching to their holding of Sale Shares as the Buyer in its sole discretion shall decide, including receiving notices of and attending and voting on resolutions at all meetings of the members of the Company and signing written resolutions of the Company.

11.3	For the purposes of clause 11.2 the Primary Sellers authorise:

11.3.1	the Company to send any notices in respect of their entitlement to Sale Shares to the Buyer; and

11.3.2	the Buyer to complete and return proxy cards, consents to short notice and any other document required to be signed by a person being a member of the Company.

in each case with effect from Completion.

12	GENERAL CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Subject to the provisions of Clause 12.3 and save as expressly provided by this Agreement, each of the Parties undertakes with the others that it:

(a)	will not communicate or permit communication of the terms of this Agreement to any third party other than to its professional advisers or participants and/or members of any fund to which such Primary Seller is responsible (Fund Associates); and

(b)	will instruct those professional advisers and/or Fund Associates not to communicate or permit communication of the terms of this Agreement (including the names of the Parties) to any third party.

12.2	Subject to the provisions of Clause 12.3 and other than a press announcement in Agreed Form, no Party shall issue any press release in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Parties to its contents and the manner and extent of its presentation and publication or disclosure.

12.3	The provisions of Clauses 12.1 and 12.2 do not apply to any communication, announcement or disclosure relating to or connected with or arising out of this Agreement required to be made by any Sellers or the Buyer or any member of the Buyer’s Group:

(a)	in the Admission Document by virtue of the AIM Rules for Companies;

(b)	otherwise by virtue of the AIM Rules for Companies or of the rules of the UK Listing Authority, the London Stock Exchange or the Panel on Takeovers and Mergers; or

(c)	by any court or governmental, regulatory or administrative authority competent to require the same; or

(d)	by any applicable law or regulation.

12.4	If any sum payable by either Party to the other pursuant to this Agreement is not paid by the due date for payment, then the unpaid sum will carry interest calculated on a daily basis (after as well as before judgement) at the Interest Rate from the due date to the date of actual payment (both dates inclusive).

12.5	The Buyer acknowledges that in the event that it becomes aware following the entering into of this Agreement that there has been a breach of the Warranties or of any other term of this Agreement then unless otherwise stated in this Agreement, the Buyer shall not be entitled to rescind or otherwise treat this Agreement as terminated but shall have its remedy in damages for breach of the Warranties or other term of this Agreement.

13	NOTICES

13.1	Any notice or communication required to be given under this Agreement must be in writing and may be served by delivering it by hand (which shall include delivery by courier) or sending it by pre-paid recorded delivery or registered post or fax to the address of the relevant party set out in clause 13.4 (or as otherwise notified by that party in accordance with this clause 13). Any notice so served shall be deemed to have been received:

13.1.1	if delivered by hand, at the time of delivery; or

13.1.2	if sent by pre-paid recorded delivery or registered post, at the time of delivery.

13.2	Each of the Primary Sellers appoints R Ian Smith to the post of Sellers’ Representative, to be its representative in respect of any provisions of this Agreement where a Primary Seller (whether individually or with others) is required or entitled to give or receive any written notice, consent or election and shall be entitled to act on behalf of each Primary Seller which this Agreement expressly provides to be agreed, done or received by the Sellers Representative.

13.3	The Primary Sellers shall be entitled to appoint a Sellers’ Representative in place of the person named in clause 13.2 provided that no such appointment will take effect unless notice of the proposed appointment, setting out the substitute Sellers’ Representative’s full name, address within the United Kingdom, telephone and facsimile number is given to the Buyer, and the prior written consent of the Buyer (which shall not be unreasonably withheld) has been obtained.

13.4	The addresses for service of notice or other communication under this Agreement are:

Sellers Representative:	R Ian Smith
18 Shadow Wood Drive,
Miskin, Pontyclun,
Cardiff CF72 8SX;

Warrantors Representative:	Simon Turton
Easton Manor,
Easton Royal, Wiltshire
SN9 5LZ; and

in each case with a copy (delivery of which shall not constitute due service in accordance with the terms of this Agreement) to:

Sellers’ Solicitors:	Bradley Theobald of Theobald Associates
16 St. Martin’s le Grand, London EC1A 4EN
Email: btheobald@theobaldassociates.com

Buyer:	Nick Robbins-Cherry
Finance Director
99 Park Drive
Milton Park
Abingdon OX14 4RY

13.5	In proving service it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted in accordance with this clause 13.

14	SUCCESSORS, ASSIGNS AND THIRD PARTIES

14.1	This Agreement will be binding upon and enure for the benefit of each Seller’s successors and shall be assignable by the Buyer as provided in clause 14.2 and the rights and benefits under this Agreement shall enure for the benefit of the Buyer’s permitted assigns thereunder. Save as aforesaid this Agreement is not assignable.

14.2	The rights of the Buyer (but not its obligations) hereunder may be assigned between the Buyer and any member of the Buyer’s Group (Permitted Assignee) at any time without notice to the Sellers provided that if any Permitted Assignee shall cease to be a member of the Buyer’s Group, the Buyer shall procure that such benefit shall be transferred back to another member of the Buyer’s Group.

14.3	The Parties agree that (save as set out in clause 14.4, in relation to clause 8.2 which may be enforceable by Panmure Gordon (UK) Limited and where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a Party to this Agreement to be able to enforce any term of this Agreement.

14.4	Clauses 8 (Restrictive Covenants and Confidentiality) confer on the Company rights which are respectively directly enforceable by it subject to and in accordance with the terms of this Agreement and to the extent that the Buyer assigns to a Permitted Assignee pursuant to Clause 14.2 then in such circumstances the Permitted Assignee shall have the ability to directly enforce any rights of the Buyer under this Agreement.

15	VARIATION AND WAIVER

15.1	No variation of this Agreement will be valid unless made in writing and signed by or on behalf of each of the Parties.

15.2	Any waiver of any provision of this Agreement must be in writing and signed by or on behalf of the party granting any such waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3	Any waiver by any party of a breach of any provision of this Agreement will not be a waiver of any subsequent breach of the same or any other provision.

16	COSTS, SEVERANCE

16.1	Subject to the express terms of this Agreement, the Parties shall pay their own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

16.2	If any provision of this Agreement shall be found by any court or administrative body having competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

17	TIME OF THE ESSENCE

17.1	Time is of the essence in relation to the obligations under this Agreement.

18	FURTHER ASSURANCE

18.1	Subject always to indemnification from the Company or Buyer in relation to the reasonable costs and expenses associated with any such action, the Primary Sellers will do, execute and perform and will procure to be done, executed and performed (at the Buyer’s sole cost) all such further acts, deeds, documents and things as the Buyer may reasonably require from time to time effectively to vest the beneficial ownership of the Sale Shares in the Buyer or as it directs free from any Encumbrance and otherwise to give to the Buyer the full benefit of this Agreement.

19	ENTIRE AGREEMENT

19.1	This Agreement, the Disclosure Letter, the documents in the Agreed Form and all agreements entered, or to be entered into, pursuant to the terms of this Agreement or entered into between the Sellers and the Buyer in writing and expressly referring to this Agreement:

19.1.1	together constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement; and

19.1.2	(in relation to such subject matter) supersede all prior discussions, understandings and agreements between the Parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other Party (or its agent).

19.2	Otherwise than pursuant to the content of the Admission Document with regard to the Primary Sellers acceptance of the Consideration Shares, each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter hereof, save those expressly set out in this Agreement and other documents (but not the Disclosure Letter itself) referred to in clause 19.1, and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or referred to in it) save to the extent that they arise out of the fraud or fraudulent misrepresentation of the Primary Sellers.

20	COUNTERPARTS

20.1	This Agreement may be entered into in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

21	APPLICABLE LAW AND JURISDICTION

21.1	English law governs this Agreement. Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising out of or in connection with this Agreement.

22	POST-COMPLETION EFFECT

22.1	This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in this Agreement which have not been done, observed or performed at or prior to Completion and all warranties and indemnities contained in this Agreement (including the Warranties, the Indemnities and the Tax Covenant) shall continue in full force and effect after and notwithstanding Completion and the Parties may take action for any breach of any of them after Completion.

IN WITNESS WHEREOF this document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE 1

Warrantors, Sellers, Consideration Shares Amounts and Primary Sellers

Part 1

Warrantors

Name	Individual Liability Limits pursuant to a maximum aggregate pool of £800,000
Timothy Sparey	35.13% of aggregate

Richard Ian Smith	9.84% of aggregate

Daniel Palmer	23.42% of aggregate

Simon Turton	11.71% of aggregate

David Webb	19.90% of aggregate

Part 2: Sellers and Consideration

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Jean-Michael Aaron	22,389	A Ordinary	0.01380%

David Altschuler	623,067	A Ordinary	4.94125%
	3,889,225	B Preferred
	104,660	F Preferred
David Altschuler –	142,001	F Preferred	0.36976%
Gabriel Investment &
Management Limited
Ron Armstrong	595	A Ordinary	0.00037%

David Barrow	32,450	A Ordinary	0.02000%

Anne P Barry	333	A Ordinary	0.00021%

Frances Barry	2,777	A Ordinary	0.00171%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Geraldine Barry	3,778	A Ordinary	0.00233%

Katherine Rebecca	222	A Ordinary	0.00014%
Barry

Mark Barry	37,029	A Ordinary	0.05148%
	46,500	C Ordinary

Peter Barry	333	A Ordinary	0.00021%

Philip Anthony Barry	222	A Ordinary	0.00014%

Philip Martin Barry	3,999	A Ordinary	0.00246%

Sarah Barry	666	A Ordinary	0.00041%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Sion Barry	2,554	A Ordinary	0.00157%

Brian Blunden	2,837	A Ordinary	0.00175%

Jacques Bonvin	4,478	A Ordinary	0.00276%

Vincent Borgeot	11,194	A Ordinary	0.00690%

Eileen Francis Brice	712	A Ordinary	0.00044%

Richard Brook	12,114	A Ordinary	0.14475%
	109,356	B Preferred
	6,693	F Preferred

Judy Brook	9,150	A Ordinary	0.00564%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Alexandra Burnham	667	A Ordinary	0.00041%

Cardiff City Council	65,777	A Ordinary	0.33679%
	283,100	B Preferred

CdB Capital	112	A Ordinary	0.00007%
Consultancy

Anthony Michael	2,503	A Ordinary	0.00154%
Daniels

Barbara Anne	2,503	A Ordinary	0.00154%
Daniels

Giancarlo de Filippo	22,389	A Ordinary	0.01380%

Michael Elek	22,389	A Ordinary	0.01380%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
E-Synergy Early	100,680	A Ordinary	0.06206%
Growth Fund Ltd

E-Synergy Limited	36,400	A Ordinary	0.02244%

Finance Wales	1,977,866	A Ordinary	2.24387%
Investments (5) Ltd

Finance Wales	450,743	A Ordinary	24.61295%
Investments (6) Ltd	21,244,463	B Preferred

Finance Wales	1,417,274	F Preferred	1.60788%
Investments Limited

Elizabeth Lewis	666	A Ordinary	0.00041%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Fusion IP Ltd	141,458	A Ordinary	0.08719%

Bruce Gourd	2,736	A Ordinary	0.00169%

Lorraine & Terry	1,667	A Ordinary	0.00103%
Gray

Aidan Hannaway	335	A Ordinary	0.00021%

Cora Hannaway	222	A Ordinary	0.00014%

Richard Harrison	40,480	A Ordinary	0.52339%
	408,796	B Preferred
	18,047	F Preferred

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Cheryle Hart	1,424	A Ordinary	0.00088%

Catherine Holt	111	A Ordinary	0.00007%

Richard Ashley Holt	111	A Ordinary	0.00007%

David Instance	22,389	A Ordinary	0.01380%

Victoria Jones	667	A Ordinary	0.00041%

Benoit Juranville	22,389	A Ordinary	0.01380%

Howard Kitchner	311,534	A Ordinary	2.65549%
	1,944,601	B Preferred
	123,330	F Preferred

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Limburg Ventures BV	1,680,030	B2 Preferred	4.69283%

Nedermaas Hightech	833,333	B2 Preferred	2.77778%
Ventures BV

Jo Macpherson	65,978	A Ordinary	0.04067%

Christopher McCann	21,277	A Ordinary	0.01311%

Jon Moulton	1,015,090	A Ordinary	2.63347%
	1,623,941	B Preferred

Ron Norman	781	A Ordinary	0.00048%

Nabil Obayda	22,389	A Ordinary	0.01380%

Mimo Ouesseimi	22,389	A Ordinary	0.01380%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
David Owen	666	A Ordinary	0.00041%

Ken Powell	933,778	A Ordinary	6.87339%
	4,471,178	B Preferred
	126,429	F Preferred
	1,969,360	C2 Ordinary
Clare Prior	555	A Ordinary	0.00034%

Gary Martin Prior	556	A Ordinary	0.00034%

Neil Sanderson	3,006	A Ordinary	0.00185%

Mahesh Shah	65,777	A Ordinary	0.04054%

Robert Shotton	45,955	A Ordinary	0.50822%
	384,657	B Preferred
	24,275	F Preferred

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Alistair Smith	6,888	A Ordinary	0.00425%

Sir Harry Solomon	623,067	A Ordinary	5.31101%
	3,889,225	B Preferred
	246,660	F Preferred
Barry K Stamps	29,105	A Ordinary	0.01794%

Andrew Stevenson	2,781	A Ordinary	0.00171%

Dennis Stuart	23,539	A Ordinary	0.01451%

John Sullivan	224	A Ordinary	0.00014%

Sustainable	3,090,672	A Ordinary	28.33741%
Technology LLP	20,654,675	B Preferred
	1,423,735	F Preferred

Claudia Taittinger	11,194	A Ordinary	0.00690%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Mathew Thomas	222	A Ordinary	0.00014%

Helen W Townley	555	A Ordinary	0.00034%

Simon Turton	1,137,682	B Preferred	1.18067%	3.47490%
	461,633	F Preferred
	2,823,860	C2 Ordinary
Scott Voorhees	1,111	A Ordinary	0.00068%

Julie Walsh	555	A Ordinary	0.00034%

Mary Walsh	1,111	A Ordinary	0.00068%

Mathew Walsh	555	A Ordinary	0.00034%

Katherina Walters	16,667	A Ordinary	0.01027%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
John White	1,663	A Ordinary	0.00103%

Paul Williams	2,222	A Ordinary	0.00137%

Luiz Eduardo Fontes	22,389	A Ordinary	0.01380%
Williams

Tim Sparey	1,575,631	C Ordinary	1.00000%	0.97116%
	1,673,860	C2 Ordinary

Richard Ian Smith	1,943,860	C2 Ordinary	1.00000%	0.16642%

Daniel Palmer	584,765	C Ordinary	1,00000%	0.36043%
	1,673,860	C2 Ordinary

David Webb	584,765	C Ordinary	1,00000%	0.36043%
	1,673,860	C2 Ordinary

Paul Seaman	120,000	C Ordinary	0.07396%

Sam Taylor	80,000	C Ordinary	0.04931%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Stuart Bartley	80,000	C Ordinary	0.04931%

Rhian Groves	45,000	C Ordinary	0.02773%

Prasad Patil	45,000	C Ordinary	0.02773%

Katherine Bamsey	45,000	C Ordinary	0.02773%

Huw Jones	45,000	C Ordinary	0.02773%

Liam McAleer	30,000	C Ordinary	0.01849%

Willie Schier	20,000	C Ordinary	0.01233%

Sara Siddall	30,000	C Ordinary	0.01849%

Annelies Weemans	4,000	C Ordinary	0.00246%

Sarah Pattinson	4,000	C Ordinary	0.00246%

Shareholder Name	Number of Shares	Type of Shares	Percentage Entitlement to Initial Consideration Shares	Percentage Entitlement to Deferred Consideration Shares
Sam Osborne	5,857	C Ordinary	0.00361%

Linda Wilson	4,000	C Ordinary	0.00246%

Rohan Shetge	4,000	C Ordinary	0.00246%

Megha Mohan	4,000	C Ordinary	0.00246%

Arti Jagtap	4,000	C Ordinary	0.00246%

Bismoy Mazumder	4,000	C Ordinary	0.00246%

Robert Davis	11,674	C Ordinary	0.00720%

Nannette Bartram	4,792	C Ordinary	0.00295%

Richard Calder	7,210	C Ordinary	0.00444%

Part 3

Primary Sellers

Name
Timothy Sparey
Richard Ian Smith
Dan Palmer
Simon Turton
David Webb
STV GP Limited on behalf of Sustainable Technology Partnership LP
Finance Wales Investments Limited
Finance Wales Investments (5) Limited
Finance Wales Investments (6) Limited
Kenneth Powell
David Altschuler
Sir Harry Solomon
Howard Kitchner

SCHEDULE 2

The Company and the Property

Part I: The Company’s details

Company Name:	Q Chip Limited

Company Number:	04929486

Date of Incorporation:	10 October .2003

Share Capital Statement:	10,031,836 A Shares of £0.001 per share

60,040,899 B Preferred Shares of £0.001 per share

2,513,363 B2 Preferred Shares of £0.001 per share

3,389,194 C Ordinary Shares of £0.001 per share

11,758,660 C2 Ordinary Shares of £0.001 per share

4,094,736 F Preferred Shares of £0.001 per share

Registered Office:	36A Park Place, Cardiff CF10 3BB

Directors:

K. Powell

T. Sparey

R. Smith

STV Nominee Limited

S. Turton

D. Palmer

Secretary:	M. Jones

Accounting Reference Date:	31 December
Part 2: Subsidiaries and Property

Subsidiaries:	Q Chip BV incorporated in the Netherlands with registered number 52338851 whose address is Van Ittersen Building, Burgemeester Lemmensstraat 360, 6163 JT, Geleen, The Netherlands.

OpsiRx Holdings Limited incorporated in England and Wales with registered number 09086888 whose registered address is at Oddfellows House, 19 Newport Road, Cardiff, Wales CF24 0AA; and

OpsiRx Pharmaceuticals Limited incorporated in England and Wales with registered number 09087036 whose registered address is at Oddfellows House, 19 Newport Road, Cardiff, Wales CF24 0AA.

Part 3: Company IP Security

Sustainable Technology Partnership LP (“STF”), acting as the Security Trustee appointed in relation to each of the May 2012 and November 2012 (as amended) Loan Notes issued by the Company (together the “Notes”), holds certain debentures and security arrangements providing that certain outstanding sums pursuant to the Notes will be secured by fixed and floating charges against the Company’s assets, in favour of the holders of the Notes.

Part 4: Options and Warrants

2009 Warrantholders

2009 Warrantholders	Number of A Shares subject to 2009 Warrants
Mark Barry	8,300
Dr. Johanna Macpherson	8,300
Professor David Barrow	4,150

Share Option Holders

	Column 1	Column 2	Column 3	Column 4
	Name & Address	Number of C Share Options granted	Number of C Share Options granted	Exercise Price (pence)
1	Tim Sparey	1,575,631	1,673,860	0.5
2	Dan Palmer	584,765	1,673,860	0.5
3	Kenneth Powell	—	1,969,360	0.5
4	David Webb	584,765	1,673,860	0.5

	Column 1	Column 2	Column 3	Column 4
	Name & Address	Number of C Share Options granted	Number of C Share Options granted	Exercise Price (pence)
5	Ian Smith	—	1,943,860	0.5
6	Simon Turton	—	2,823,860	0.5
7	Paul Seaman	120,000		0.5
8	Stuart Bartley	80,000		0.5
9	Sam Taylor	80,000		0.5
10	Rhian Groves	45,000		0.5
11	Prased Patil	45,000		0.5
12	Kate Bamsey	45,000		0.5
13	Huw Jones	45,000		0.5
14	Liam McAleer	30,000		0.5
15	Willie Schler	20,000		0.5

	Column 1	Column 2	Column 3	Column 4
	Name & Address	Number of C Share Options granted	Number of C Share Options granted	Exercise Price (pence)
16	Sara Siddall	30,000		0.5
17	Annelies Weemans	4,000		10
18	Sarah Pattinson	4,000		10
19	Sam Osborne	5,857		10
20	Linda Wilson	4,000		10
21	Rohan Shetge	4,000		10
22	Megha Mohan	4,000		10
23	Arti Jagtap	4,000		10
24	Bismoy Mazumder	4,000		10

	Column 1	Column 2	Column 3	Column 4
	Name & Address	Number of C Share Options granted	Number of C Share Options granted	Exercise Price (pence)
25	Mark Barry	46,500		10
26	Robert Davis	11,674		10
27	Nanette Bartram	4,792		10
28	Richard Calder	7,210		10

	TOTAL:	3,389,194	11,758,660

Part 5: Loan Notes

May 2012 Noteholders

	May 2012 Noteholders	Aggregate Nominal Value of Loan Notes
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	£221,641
2	Finance Wales Investments (6) Limited	£174,163
3	Limburg Ventures BV	£102,732
4	Jon Moulton	£65,243
5	Kenneth Powell	£74,516
6	Sir Harry Solomon	£44,682
7	David Altschuler	£44,682
8	Howard Kitchner	£22,341
9	Richard Harrison	£7,500
9	Robert Shotton	£5,001

	Total	£762,501

November 2012 Noteholders

	November 2012 Noteholders	Aggregate Nominal Value of Loan Notes
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	£400,000
2	Finance Wales Investments (6) Limited	£400,000
3	Jon Moulton	£121,879
4	Kenneth Powell	£80,000
5	Sir Harry Solomon	£80,000
6	David Altschuler	£80,000
7	Howard Kitchner	£40,000
8	Limburg Ventures BV	£17,860
9	Richard Harrison	£10,000
10	Robert Shotton	£5,000
11	Richard Brook	£3,000
12	Cardiff Council	£7,171

	Total	1,244,910

June 2013 Noteholders

	Column 1	Column 2
	Name & Address	Aggregate Nominal Value of Loan Notes (£’s)
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	472,500
2	Finance Wales Investments (6) Limited	498,750
3	Kenneth Powell	104,158
4	Sir Harry Solomon	86,030
5	David Altschuler	86,030
6	Howard Kitchner	43,015
7	Richard Harrison	8,500
8	Robert Shotton	10,000
9	Richard Brook	2,451
10	Cardiff County Council	8,041

	Total	1,319,475

2013 November Noteholders

	Column 1	Column 2
	Name & Address	Aggregate Nominal Value of Loan Notes (£’s)
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	95,778
2	Finance Wales Investments (6) Limited	95,207
3	Kenneth Powell	22,024
4	Sir Harry Solomon	18,185
5	David Altschuler	18,185
6	Howard Kitchner	9,092
7	Robert Shotton	1,628
8	Richard Harrison	1,703
9	Richard Brook	506

	Total	262,308

2014 March Noteholders

	Column 1	Column 2
	Name & Address	Aggregate Nominal Value of Loan Notes (£’s)
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	194,529
2	Finance Wales Investments (6) Limited	193,434
3	Kenneth Powell	43,422
4	Sir Harry Solomon	36,926
5	David Altschuler	36,926
6	Howard Kitchner	18,463
7	Simon Turton	105,000
8	Robert Shotton	4,372
9	Richard Brook	906
10	Richard Harrison	3,534

	Total	637,512

2014 July Noteholders

	Column 1	Column 2	Column 3
	Name & Address	Aggregate Nominal Value of Loan Notes subscribed for in cash (£’s)	Loan Notes issued in return for sacrifice of arrangement fee
1	STV GP Limited on behalf of Sustainable Technology	227,190	11,359
2	Finance Wales Investments Limited	226,129	11,306
3	Kenneth Powell	23,353	1,168
4	Sir Harry Solomon	19,331	966
5	David Altschuler	19,331	966
6	Howard Kitchner	9,666	483
7	Simon Turton	75,000	3,750
8	Robert Shotton	3,767	—
9	Richard Brook	1,031	—
10	Richard Harrison	2,500	—

	Total	607,298	30,000

2014 October Noteholders

	Column 1	Column 2	Column 3
	Name & Address	Aggregate Nominal Value of Loan Notes subscribed for in cash (£’s)	Loan Notes issued in return for sacrifice of arrangement fee
1	STV GP Limited on behalf of Sustainable Technology Partnership LP	36,446	1,822
2	Finance Wales Investments Limited	36,312	1,816
3	Sir Harry Solomon	26,714	1,336
4	Gabriel Investment and Management Limited	26,714	1,336
5	Howard Kitchner	13,357	668
6	Simon Turton	10,457	522

	Total	150,000	7,500

SCHEDULE 3

Warranties

Part 1: Definitions

1.1	In this Schedule 3, unless the context otherwise requires, the following words shall have the following meanings:

Accounting Standards means the statements of standard accounting practice referred to in section 464 CA 2006 issued by the Accounting Standards Board (or such other body as may be prescribed by the Secretary of State from time to time) including the statements of standard accounting practice formerly issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board, the Abstracts issued by the Urgent Issues Task Force and any financial reporting standards issued by the Accounting Standards Board or such other body referred to above;

data subject, data processor, personal data, and processing shall have the same meanings as in the Data Protection Act 1998 (DPA 1998) and “Data Protection Legislation” shall mean the DPA 1998, all statutory instruments made thereunder, and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

employee means an individual employed, appointed or engaged by the Company whether as an employee, worker, consultant or officer (and whether or not the individual has entered into or works or has worked under a contract of employment);

Environment means the natural and man-made environment, including all or any of the following media, namely, air (including air within buildings and other natural or man-made structures above or below the ground), water (including ground water), land and any living organisms (including man) or systems supported by those media;

Environmental Law means all applicable international, European Union, national, regional and local laws (including common law, statute law, criminal and administrative law), directives and treaties, all subordinate legislation, regulations and bye-laws, all judgments and decisions of any court or tribunal, all guidance notes and codes of practice which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the Environment;

Environmental Licence means any licence, permit, authorisation, certificates, registrations, notifications, approvals, consent or other authorisations required under or in relation to any Environmental Laws relating to either the carrying on of the business of the Company or the use of, or any activities or operations carried out at, the Property;

Harm means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

Health and Safety Laws means all applicable primary and subordinate legislation, common law, treaties, regulations, directives, orders, codes of practice and guidance notes from time to time concerning the health and safety of workers, occupiers of or visitors to buildings or other structures, occupational diseases or injuries which arise due to the occupation or use of premises or other structures or those who are in any way affected by the activities of the Company or by persons working for the Company (including the Factories Act 1961, Fire Precautions Act 1971, the Health and Safety at Work etc Act 1974 and the Construction (Design and Management) Regulations 1994, all as amended as at the date of this Agreement;

Licences-in means licences of Intellectual Property granted to the Company and accordingly Licensed IP means Intellectual Property licensed to the Company;

Licences-out means licences of Owned IP;

Pension Scheme means the defined contributions pension scheme operated by the Company;

retirement/death/disability benefit means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, an employee;

Regulations means The Medicines for Human Use (Clinical Trials) Regulations 2004, as amended including by The Medicines for Human Use (Clinical Trials) and Blood Safety and Quality (Amendment) Regulations 2008 and any subsequent amendments thereto from time to time;

Regulatory Authority means any governmental or regulatory body having responsibility for, or in relation to, the regulation of medicinal products and/or clinical trials and having jurisdiction over the Company, including the European Medicines Agency and the Medicines and Healthcare Products Regulatory Authority;

“trade dispute” and “trade union” have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992; and

Waste means any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value, or which is in the relevant circumstances otherwise identified, prescribed, controlled or regulated as a waste under Environmental Law.

1.2	For the purposes of Part 1, 2 and 3 of Schedule 3, each and every Warranty which refers to the “Company” shall be deemed to include a reference to both the Company and to any subsidiary undertaking of the Company and Group Company shall be a reference to any such subsidiary undertaking, or the Company (as the case may be).

Part 2: Title Warranties

Each Seller severally warrants to the Buyer in relation to itself that:

1.	he or it is the owner of and is entitled to sell and transfer with full title guarantee to the Buyer full legal and beneficial ownership of that amount of Sale Shares against his or its name in Part 2 of Schedule 1 and such Sale Shares are fully paid up and have been properly allotted and issued.

2.	he or it has full power and authority and has obtained all necessary consents, waivers, licences and corporate, regulatory and other approvals to enter into and perform the obligations under this Agreement and all other documents contemplated by or referred to in this Agreement to which he or it is a party, each of which constitutes binding obligations on him or it in accordance with their respective terms and shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which such Seller is a party or by which he or it is bound; or

(b)	any law or regulation in any jurisdiction having the force of law or any order, judgment, decree or other restriction applicable to such Seller.

3.	There is no Encumbrance affecting the Sale Shares held by such Seller nor is there any other form of agreement (whether conditional or otherwise) including conversion rights and rights of pre-emption on, over or affecting such Sale Shares or affecting the right of the Seller to transfer such Sale Shares.

4.	There is not existing or contemplated any agreement or commitment to give or create any Encumbrance over the Sale Shares held by such Seller and no claim has been made by any person against such Seller (or the Company) who may be entitled, or purported to be entitled, to the benefit of any Encumbrance over such Sale Shares.

Part 3: General Warranties

1	INFORMATION

General Information

1.1	The information in Parts 1 and 2 of Schedule 2 is true and accurate and set out details of the whole issued share capital of the Company.

1.2	The general content of any specific statement made by or on behalf of the Warrantors in the Disclosure Letter is true and accurate in all material respects.

2	INSOLVENCY

2.1	The Company is not insolvent.

2.2	The Company has not ceased trading or stopped any payment to its creditors.

2.3	No administrator, administrative receiver, receiver, provisional liquidator, liquidator, nominee or supervisor has been appointed in respect of the Company or its business or assets or any of them and no application, petition or request has been made or notice given or meeting convened or resolution passed or other step taken by the Company or by any person for the appointment of an administrator, receiver, provisional liquidator, liquidator, nominee or supervisor and no moratorium is in force for the Company and no order has been made for the winding up, striking off or dissolution of the Company and no mortgagee has taken possession of the whole or any part of the business or assets of the Company.

2.4	No composition in satisfaction of the debts of the Company or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

2.5	No distress, charging order, third party debt order, execution or other process has been levied or applied for in respect of the whole or any part of the business or assets of the Company and no action has been taken to repossess any of the assets of the Company and no floating charge over the whole or any part of the business or assets of the Company has crystallised.

3	DISTRIBUTIONS

3.1	Since the Accounting Date:

(a)	no dividends or other distributions of any kind have been declared, paid or made by the Company; and

(b)	no distribution has been made by the Company whereby share capital of the Company has been repurchased or repaid.

4	RECORDS AND ACCOUNTS

The Accounts

4.1	The Accounts have been:

4.1.1	prepared in accordance with the historical cost convention, applicable law and Accounting Standards and (to the extent that no Accounting Standard is applicable) with generally accepted accounting principles and practices of the United Kingdom then in force (together “Accounting Rules”); and

4.1.2	prepared on the bases and principles which are consistent with those used in the preparation of the statutory accounts of the Company for the two financial years which ended on 31 December 2011 and 31 December 2012 (“Prior Years Accounts”).

4.2	The Accounts:

(a)	give a true and fair view of the assets, liabilities and state of affairs of the Company at the Accounting Date and its profits and losses for the financial period ended on that date and comply with the requirements of the Companies Acts, all relevant regulations issued thereunder and other relevant statutes;

(b)	are not affected by any extraordinary, exceptional or non-recurring item;

(c)	to the extent required under the Accounting Rules make due provision or reserve for all liabilities and capital commitments of the Company outstanding at the Accounting Date, including contingent, unquantified or disputed liabilities; and

(d)	make due provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation (including deferred Taxation) liable to be assessed on the Company or for which it may be accountable.

Depreciation of Fixed Assets

4.3	In the Accounts and in the Prior Years Accounts, the fixed assets of the Company have been depreciated in accordance with FRS 15.

Book Debts

4.4	No part of the amounts included in the Accounts, or subsequently recorded in the books of the Company, as owing by any debtors is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Warrantors as irrecoverable in whole or in part.

Books and Records

4.5	All the accounts, books, statutory books, ledgers and financial records of the Company are in its possession and have been properly kept and completed and no notice or allegation that any of the foregoing is incorrect or should be rectified has been received by the Company.

Management Accounts

4.6	The Management Accounts:

4.6.1	give a materially accurate view of the assets, liabilities and state of affairs of the Company as at the date to which they relate and of the profit or loss of the Company for the period to which they relate;

4.6.2	are not affected by any extraordinary, exceptional or non-recurring item.

5	CORPORATE MATTERS

Subsidiaries, Associations and Branches

5.1	The Company is the owner free from any Encumbrance of the total interest in the Subsidiary.

5.2	The Company has no other subsidiary undertaking nor does it own any other business entity save for the Subsidiary.

Options

5.3	Other than set out in the Disclosure Letter, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person of the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre emption or conversion).

New Issues of Capital

5.4	Otherwise than pursuant to the exercise of Options and conversion of Loan Notes, no share or loan capital or other securities have been issued or allotted, or agreed to be issued or allotted, by the Company since the Accounting Date.

Share Capital and Commissions

5.5	The Company has not at any time:

5.5.1	repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or passed (or agreed to pass) any resolution to do so; or

5.5.2	directly or indirectly provided any financial assistance for the purpose of an acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition.

5.6	No one is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

Memorandum and Articles of Association

5.7	The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete in all respects.

Documents Filed

5.8	So far as the Warrantors are aware, all returns, particulars, resolutions and documents required by the CA 2006 and the Previous Companies Acts to be filed with the Registrar of Companies, or any other authority, in respect of the Company have been duly filed and were correct; and the Warrantors are not aware that the Company has failed to comply in any way with the provisions of the CA 2006 and the Previous Companies Acts and other legal requirements in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

5.9	All charges or security in favour of the Company, if granted by a company incorporated under the CA 2006 or the Previous Companies Acts, have been validly registered under such Acts.

Possession of Documents

5.10	So far as the Warrantors are aware, all material title documents relating to the assets of the Company, and an executed copy of all other materials agreements to which the Company is a party, and the originals of all documents which ought to be in the possession of the Company, are in its possession.

Investigations

5.11	So far as the Warrantors are aware, there are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

6	TAXATION

Accounts

6.1	So far as the Warrantors are aware, all liabilities for Tax, whether actual, contingent, deferred, quantified, disputed or otherwise of the Company measured by reference to income, profits or gains earned, accrued or received on or before the Accounting Date, or arising in respect of an Event occurring on or before that date, are provided for or, as appropriate, disclosed in the Accounts to the extent required under the Accounting Rules.

Compliance

6.2	So far as the Warrantors are aware, all information, notices, returns, particulars, declarations, entries, claims for Reliefs and computations that are required by law have been properly and duly submitted on time by the Company to the relevant Tax Authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and, so far as the Warrantors are aware, are not the subject of any question or dispute nor are likely to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability to the Company of any Relief.

6.3	Within the five years commencing before the date hereof the Company has not been the subject of any non-routine investigation, audit or discovery by or involving any investigation unit of any Tax Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and so far as the Warrantors are aware there are no circumstances which make it likely that the Company will, in the foreseeable future, be so subject, or will incur any such liability.

6.4	All Tax for which the Company has been notified it is liable (insofar as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source as required by law, and has duly paid or accounted for such amounts to the relevant Tax Authority.

6.5	So far as the Warrantors are aware, the Company is in possession of or has ready access to sufficient information to enable it to compute its liability to Tax and the Company has maintained and kept proper records and other documents required to be kept by any legislation relating to Tax.

6.6	The Company has not made any agreement or arrangement:

6.6.1	with a Tax Authority to operate any special arrangement or Tax treatment which is not based on a strict application of the relevant legislation or any published practice of a Tax Authority); or

6.6.2	to surrender or acquire or otherwise transfer any form of Relief.

Charges

6.7	None of the assets which are owned by the Company are the subject of any encumbrances in favour of any Tax Authority.

Residence/overseas activities

6.8	The Company is and has always been resident solely in the United Kingdom for the purposes of Taxation and has never traded through any branch, agency or permanent establishment outside of the United Kingdom other than the Subsidiary.

Secondary liabilities

6.9	The Company is not, so far as the Warrantors are aware, liable to pay and will not become liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.

Transfers between group members

6.10	So far as the Warrantors are aware, the entry into or Completion of this Agreement will not result in any charge to Tax accruing to the Company as a result of the Company having previously acquired any asset from another company which was at the time of that acquisition a member of the same group for any Tax purpose or otherwise connected to it.

Capital Allowances

6.11	So far as the Warrantors are aware, the aggregate book value of each of the assets of the Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Parts 2 and 3 CAA does not exceed the written down value of the qualifying expenditure in respect of each such pool under the CAA.

Chargeable gains

6.12	So far as the Warrantors are aware, the book value in or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 TCGA plus an indexation allowance computed as though each asset were disposed of on the date of signing of this Agreement.

6.13	So far as the Warrantors are aware, the Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19 TCCA.

Tax Clearances

6.14	The Disclosure Letter contains details of all transactions, schemes or arrangements in which the Company has been involved in respect of which a clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

VAT

6.15	The Company is separately registered for VAT purposes and has never been treated as a member of a group under section 43 VATA.

6.16	The Company is not liable to account for VAT in any member state of the European Union other than the United Kingdom.

6.17	So far as the Warrantors are aware, the Company has been compliant with all statutory requirements in relation to VAT and has maintained full and complete VAT records, is not in arrears with any returns or payments of VAT or liable to any interest or penalties in relation to VAT and has not been required by HMRC to give security pursuant to schedule 11, paragraph 4 VATA.

6.18	The Company:

6.18.1	makes no supplies other than taxable supplies for the purposes of VAT; and

6.18.2	obtains credit for all input tax paid or suffered by it.

Stamp duty and Stamp Duty Land Tax

6.19	So far as the Warrantors are aware, all instruments, documents or transactions which establish or are necessary to establish the title of the Company to any asset, or to enforce any rights and which attract stamp duty, stamp duty land tax, stamp duty reserve tax or any similar foreign tax or duty, have been properly stamped and the Company has duly paid all stamp duty, stamp duty land tax and similar taxes or duties in other countries to which it is or has been liable.

Anti-Avoidance and Notifiable Events

6.20	The Company has not been involved in any transaction or series of transactions the main purpose or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

Share Capital and Distributions

6.21	The Company has not and will not be deemed to have:

6.21.1	made any distributions within the meaning of sections 1000 or sections 1022-1027 CTA 2010;

6.21.2	made any repayment, redemption or repurchase or entered into any agreement or option, or the grant of any option to do the same of any shares of any class of its share capital or granted or agreed to purchase;

6.21.3	received nor been engaged in any transactions within Chapter 5 of Part 23 CTA 2010 or been concerned in any exempt distribution whatsoever nor made nor received any chargeable payment within section 1086 CTA 2010; or

6.21.4	payments of rent interest or other annual payments or sums of an income nature (nor is under any obligation to make the same at a future date) which are not allowable in full as deductions, management expenses or charges in computing the profits of the Company for the purposes of corporation tax.

Share Schemes

6.22	There are no arrangements in relation to share schemes of the Company whereby any employer’s national insurance contributions may be due on the grant by the Company or exercise by any employee or director of options granted to any employee under such share schemes or share option schemes or profit sharing schemes and any right granted to any employee or director to acquire shares under the enterprise management incentive scheme.

6.23	No officer or employee (as such terms are defined for the purposes ITEPA) or associated person (as defined in section 421C ITEPA) of the Company has in consideration, consequence or otherwise in connection with such employment been awarded, issued or granted any shares, interest in shares or options in any of the circumstances described in Chapters 6 to 9 of Part 7 (and schedule 2 to 5) ITEPA.

6.24	No officer or employee (as such terms are defined for the purposes ITEPA) or associated person (as defined in section 421C ITEPA) of the Company has in consideration, consequence or otherwise in connection with such employment acquired either any employment related securities or any interest in any employment related securities (as defined in section 421B ITEPA) or ay employment related securities option (as defined in section 471 ITEPA).

Loan Relationships

6.25	No liability to Taxation or non-trading deficit would arise from the loan relationships to which the Company is a party being repaid to the extent to the amounts shown in respect of such loan relationships in the books of the Company at the date of this Agreement.

Intangible Fixed Assets

6.26	The Disclosure Letter contains details of:

6.26.1	each intangible fixed asset of the Company to which the provisions of Part 8 CTA 2009 apply;

6.26.2	relevant expenditure and receipts together with the basis on which any debits and credits relating to that expenditure and receipts have been brought into account by the Company for tax purposes under Part 8 CTA 2009;

6.26.3	in relation to relevant expenditure incurred and receipts received since the Accounting Date, the basis on which any debits and credits will be available to be brought into account by the Company for tax purposes under Part 8 CTA 2009.

Transfer Pricing

6.27	So far as the Warrantors are aware, all transactions or arrangements made by the Company have been made on fully arm’s length terms. So far as the Warrantors are aware, there are no circumstances in which Part 4 of Taxation (International and Other Provisions) Act 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

6.28	In relation to each transaction for the supply of goods or services or the lending of borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

7	FINANCE

Capital Commitments

7.1	There were no commitments on capital account of the Company outstanding at the Accounting Date.

7.2	Since the Accounting Date the Company has not made or incurred or agreed to make or incur any capital expenditure or capital commitments nor disposed of or realised any capital assets or any interest therein nor entered into any capital leases of any kind.

7.3	The Company has not engaged in any capital financing which is not required to be reflected in the Accounts nor created or issued (nor agreed to create or issue) any loan capital which is outstanding.

Bank and Other Borrowings

7.4	The Company does not have any borrowings and the Company has not factored any of its debts nor borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Accounts.

7.5	The Company has not since the Accounting Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

7.6	The Company has not received notice (whether formal or informal) from any lender requiring repayment of any indebtedness or intimating the enforcement of security (if any) that a lender may hold over any of the Company’s assets and there are no circumstances likely to give rise to any such notice (including the entry by the Warrantors into this Agreement).

Loans

7.7	The Company has not lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business; and the Company has not made any loan or quasi loan contrary to the Companies Acts.

Liabilities

7.8	The Company has no outstanding liabilities (including contingent liabilities) other than those disclosed in the Accounts or incurred in the ordinary and proper course of trading since the Accounting Date.

7.9	There has been no exercise or purported exercise of, or claim for, any Encumbrance over any of the assets of the Company; and there is no dispute directly or indirectly relating to any of its assets.

7.10	The Company has not been the tenant of, or a guarantor in respect of, any leasehold property in the last five years and has no liability, contingent or otherwise, in respect of which any other leasehold property formerly occupied by the Company or in respect of which it has been a guarantor.

Bank Accounts

7.11	Details of all the bank accounts of the Company are set out in the Disclosure Letter and the balances on them as at the latest practicable date (no more than two Business Days) before Completion are attached to the Disclosure Letter and are correct.

Continuation of Facilities

7.12	In relation to all debentures, overdrafts, loans and other financial facilities outstanding or available to the Company (Facilities) the Disclosure Letter sets out details of the Facilities and has attached to it the contractual documents relating to the provision of the Facilities to the Company.

7.13	The Warrantors have no knowledge, information or belief that, as a result of the acquisition of the Sale Shares by the Buyer or any other thing contemplated in this Agreement, any of the Facilities might be terminated or mature prior to its stated maturity.

Options and Guarantees

7.14	So far as the Warrantors are aware, the Company is not responsible for the indebtedness of any other person and, in particular is not a party to any guarantee and indemnity, option, pre emption right, performance guarantee or suretyship or any other obligation (whatever called) to pay, purchase any securities, assets or services or provide funds for the payment of, or as an indemnity against the consequences of default in the payment of, any indebtedness of any other person.

7.15	Other than the Bank Security, none of the Company’s assets or undertaking are subject to any Encumbrance.

7.16	The Company has not issued a letter of credit nor has it entered into any foreign exchange commitments regarding currency in any jurisdiction.

8	TRADING

Changes Since Accounting Date

8.1	Since the Accounting Date:

8.1.1	the business of the Company has been continued in the ordinary and usual course without any interruption or alteration in nature, scope or manner;

8.1.2	the Company has paid its creditors in accordance with their respective credit terms; and otherwise than where specifically agreed or conducted in the ordinary course there are no amounts owing by the Company which have been due for more than eight weeks; and

8.1.3	the Company has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business.

Seller’s and Directors’ Other Interests and Liabilities to the Company

8.2	There is not outstanding any indebtedness or other liability to the Company from (a) any of the Sellers, or any person associated or connected with the Sellers; or (b) any director, employee of or consultant to the Company.

Effect of Sale of Shares

8.3	After the Completion Date, so far as the Warrantors are aware (and whether by reason of an existing agreement or arrangement or otherwise or as a result of the proposed acquisition of the Company by the Buyer) no counter-party as regards any collaboration agreement nor any customer or supplier of the Company will cease or be entitled to cease to contract or deal with the Company or may substantially reduce its existing level of business with it.

8.4	So far as the Warrantors are aware, compliance with the terms of this Agreement does not:

8.4.1	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association of the Company or any encumbrance, order judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject; and

8.4.2	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of the Company.

Competition and Trade Regulation

8.5	So far as the Warrantors are aware the, Company is not and has not been a party to or concerned in any agreement, practice or arrangement and has not engaged in any course of conduct or practice which contravenes or has contravened any applicable competition, anti-trust, dominant position, aid or restrictive trade practice legislation, law, rule or regulation in any country in which the Company carries on business or where its activities may have an effect.

8.6	So far as the Warrantors are aware, no investigations, enquiries, reports or orders by or references or applications to any regulatory authority, under any competition, anti trust, dominant position, aid or restrictive trade practice legislation, law, rule or regulation, in any country in which the Company carries on business or where its activities may have an effect, have been made or are pending or in existence in respect of the Company or its activities or behaviour in which it is or has been or is alleged to be or have been involved.

Commercial Agents

8.7	So far as the Warrantors are aware, the Company is not and has not been a party to any agreement, arrangement, undertaking or practice which the Commercial Agents (Council Directive) Regulations 1993 (as amended) or any equivalent or related legislation in any other country deriving from Council Directive 86/653/EEC applies.

Litigation, Disputes and Winding Up

8.8	The Company is not engaged in any litigation, arbitration or mediation proceedings and so far as the Warrantors are aware, there are no proceedings pending or threatened by or against the Company and the Company has not been notified in writing of any circumstances of which the Warrantors are aware which are likely to give rise to any litigation, arbitration or mediation involving the Company including any which might form the basis of any criminal prosecution against the Company.

8.9	The Company has not, in the last 6 years preceding the date of this Agreement, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier or customer of importance to the Company which resulted in adverse publicity.

8.10	The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

Compliance with Statutes

8.11	So far as the Warrantors are aware, the Company has not and its officers, agents or employees (during the course of their duties) have not, committed or omitted to do any act or thing which is or could be in contravention of any act, order, regulation or the like giving rise to any fine, penalty, default proceedings or other liability on its part.

8.12	So far as the Warrantors are aware, the Company has at all times conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

Data Protection

8.13	So far as the Warrantors are aware, the Company has complied in all respects with the Data Protection Legislation.

Powers of Attorney and Authority

8.14	So far as the Warrantors are aware, no power of attorney has been given by the Company.

8.15	So far as the Warrantors are aware, there are not outstanding any authorities (express or implied) by which any person other than a director of the Company may enter into any contract or commitment to do anything on behalf of the Company.

Licences and Consents

8.16	So far as the Warrantors are aware, the Company has obtained all necessary licences, permits, consents and authorities for the proper and effective carrying on of its business and any ancillary activities and they are all valid and subsisting and the Company is not in breach of any of the same.

Subsisting Contracts

8.17	Save for the contracts Disclosed pursuant to paragraph 8.18, so far as the Warrantors are aware, the Company is not a party to any contract, transaction, agreement or liability which:

8.17.1	is of an unusual, abnormal or loss making nature or outside the ordinary and proper course of business;

8.17.2	is incapable of termination by it in accordance with its terms on six months’ notice or less;

8.17.3	cannot readily be fulfilled or performed by it on time without undue or unusual expenditure of money, effort, or personnel;

8.17.4	involves or is likely to involve the supply of goods the aggregate sales value of which will represent in excess of 10% of its turnover for the preceding financial year;

8.17.5	is a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

8.17.6	is for a fixed term of more than six months;

8.17.7	involves an aggregate amount of capital expenditure of more than £5,000.

8.18	Each material contract, transaction or agreement to which the Company is a party is Disclosed and (so far as the Warrantors are aware) remains in full force and effect and binding on the parties to it. The copies of the documents Disclosed pursuant to this paragraph 8.18 accurately reflect the current contractual terms in respect of the subject matter thereof and, to the extent:

8.18.1	the contractual terms differ from those set out in the documents so Disclosed; or

8.18.2	the contract, transaction, arrangement or agreement has not been reduced to writing,

and for the purposes of this paragraph 8.18, a “material contract, transaction or agreement to which the Company is a party” means a contract, transaction or agreement with suppliers or customers which represents more than £25,000 per annum in value during the current financial year.

Defaults Under Agreements by the Company

8.19	The Company has not received written notice and the Warrantors are not aware that it is:

8.19.1	in default under any agreement, arrangement or covenant to which it is a party or in respect of any other binding obligations or restrictions;

8.19.2	liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

Other Party’s Defaults

8.20	So far as the Warrantors are aware, no party to any agreement with or under an obligation to the Company is in default under it, being a default which would be material in the context of its financial or trading position; and So far as the Warrantors are aware, there are no circumstances likely to give rise to such a default.

Outstanding Offers

8.21	No offer, tender or award of a customer contract (or the like) is outstanding which is capable of being converted into a contractual obligation of the Company by acceptance or other act of some other person.

Insider Contracts

8.22	There is not outstanding and there has not at any time during the six years prior to the date of this Agreement been outstanding any contract to which any director of the Company or any person associated or connected with any director of the Company is or has been interested, whether directly or indirectly.

8.23	The Company is not a party to, nor have its profits or financial position during the three years prior to the date of this Agreement been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

9	EMPLOYMENT

9.1	Particulars disclosed

The Disclosure Letter contains accurate particulars of the following:

9.1.1	the names and ages of all the employees of the Company (“employees”) together with the dates their employment and period of continuous employment with the Company commenced;

9.1.2	the terms of employment (including notice period, profit sharing, restrictive covenants, confidentiality provisions, commission, bonus arrangements, phantom options, the rate of each employee’s emoluments and any other benefits or emoluments whether contractual or discretionary) of (i) any person who has accepted an offer of employment made by the Company but whose employment has not yet started, (ii) any person who has been made an offer of employment but has not yet accepted it; and (iii) all employees as at the date of this Agreement;

9.1.3	the names and the terms of appointment of all officers of the Company including details of all fees, bonuses, commissions and benefits paid or provided to them whether contractual or discretionary;

9.1.4	any agreement for the provision of consultancy, representative or agency services (or the services of personnel from such bodies to the Company in any jurisdiction) and of the terms applicable to the secondment to the Company of any person including fees payable, restrictive covenants and notice periods; and

9.1.5	the constitution of any body of employee representatives, works council, staff association, trade union or the like and/or a copy of any information and consultation agreement.

9.2	Employees and terms and conditions of employment

9.2.1	As at Completion, the Company does not employ or have any obligation to employ or have seconded to it any person other than the persons who have been disclosed pursuant to paragraph 9.1.

9.2.2	No employee has given, or has been given, notice of termination of his or her employment, has been summarily dismissed or has resigned without notice or has indicated an intention to terminate his or her employment within the twelve month period prior to the Signing Date.

9.2.3	No employee has been subject to any disciplinary action, raised a grievance, made a “protected disclosure” (within the meaning of the Employment Rights Act 1996) or appealed against any disciplinary or grievance decision of the Company in the 18 months prior to Completion.

9.2.4	There is no arrangement in operation under which any employee or other person is entitled to remuneration of any sort (including, without limitation, bonus, commission or profit sharing) by reference to the turnover, profits or performance of the whole or any part of the business of the Company and so far as the Warrantors are aware no such arrangement has been operated on a discretionary basis.

9.2.5	No proposal, assurance or commitment has been communicated to any person employed, appointed or engaged by the Company regarding any change to his or her terms of employment (or terms of appointment or engagement in the case of officers and consultants) or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement.

9.2.6	The Company has no liability to any present or former employee or any representative of the same or to any person or company providing consultancy services to pay compensation, damages, a redundancy payment, a protective award, a severance payment or any other payment or award, or is under any obligation to provide or continue any benefit (including the provision of a reference) either pursuant to, or as a consequence of failing to comply with any statute, regulation, code of practice or written agreement (including a settlement, compromise or COT3 agreement) and no such sums have been paid or benefits provided (whether pursuant to a legal obligation or ex gratia) since the Accounting Date.

9.2.7	There is no amount owning by the Company to employees or to any ex-employees of the Company.

9.3	Disputes

9.3.1	So far as the Warrantors are aware no claim brought by or in relation to any employee or former employee has been made or threatened against the Company or against any person whom the Company is liable to compensate or indemnify;

9.3.2	So far as the Warrantors are aware, no enquiry or investigation affecting the Company has been made or threatened by the Commission for Equality and Human Rights or the Health and Safety Executive in respect of any act, event, omission or other matter arising out of or in connection with:

(a)	any application for employment by any person; or

(b)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any employee (or alleged employee),

9.3.3	and the Warrantors are not aware of any circumstance which may give rise to any such claim or investigation.

10	PENSIONS

10.1	Other than in relation to the Pension Scheme, the Company has not paid, provided, assumed liability for or contributed towards, and is not, and never has been, under any obligation or commitment (whether or not legally enforceable and whether in writing or not) to pay, provide, assume liability for or contribute towards any pension, gratuity, superannuation, life assurance, medical, accident or disability benefit or otherwise to provide pension or other benefits (together “Benefits”) on, or in anticipation of, the retirement, death, accident or sickness to or for or in respect of any person who is or has been employed by, or an officer of, the Company or any spouse, ex-spouse, child or dependant of any such employee or former employee (including officers), nor has any proposal to any such person been announced or provision made to establish any scheme, arrangement or practice for the provision of any Benefits.

10.2	So far as the Warrantors are aware, the Company has at all times complied with its obligations (if any) under section 3 of the Welfare Reform and Pensions Act 1999 and all regulations made thereunder.

10.3	No employment of any current or former employee (including officers) of the Company was transferred to a Group Company from a previous employer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 in circumstances where such current or former employee (including officers) has the right to the early payment of any Benefit.

11	ASSETS

11.1	The Company is the full legal and beneficial owner of, and has title free from any Encumbrances to, all the assets included in the Accounts and any assets acquired since the Accounting Date, except for those disposed of since the Accounting Date in the normal course of business.

Insurance

11.2	Material details of the current insurance policies of the Company are Disclosed and no premium due to be paid in respect of such policies is outstanding.

11.3	All insurance is in full force and effect, and so far as the Warrantors are aware, nothing has been done or omitted to be done which could make any policy of insurance void or avoidable or which is likely to result in an increase in premium.

11.4	No claim is outstanding under any of the Company’s insurance policies and the Company has not been notified in writing and the Warrantors are not aware of any circumstances which exist that are likely to give rise to such a claim.

11.5	The Company has not made a claim under any policy of insurance in the last six years.

12	INTELLECTUAL PROPERTY

12.1	The Company either legally and beneficially owns or is licensed to use (under a License-in) all Intellectual Property used currently in, or necessary to carry on, the business conducted by the Company in the manner currently carried on and all such Intellectual Property is valid and in full force and effect and are not, and are not liable to be, subject to an application for cancellation, revocation, invalidity, amendment or licence of right or compulsory licence nor has any entitlement, ownership or compensation claim been made in relation thereto.

12.2	Accurate particulars of all registered Intellectual Property (and applications for any such right) owned by the Company are set out in the Annex hereto.

12.3	So far as the Warrantors are aware, all Licences-in of registered Intellectual Property (or applications therefor) have been recorded at each relevant registry and none of the Licensed IP is subject to any duly notified challenge or attack by a third party or competent authority nor has been publicly, claimed or opposed by any other person.

12.4	So far as the Warrantors are aware, each material item comprised within the Owned IP is:

12.4.1	valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

12.4.2	legally and beneficially solely owned by and validly granted to the Company free from any licence, any Encumbrances, restriction on use or disclosure obligation; and

12.4.3	not, and will not be, the subject of a claim or opposition from a person (including without limitation an employee of the Company) as to title, validity, enforceability, entitlement or otherwise, and in the case of registrations and applications the Company is the registered proprietor or applicant respectively.

12.5	Nothing has been done or omitted to be done, and so far as the Warrantors are aware no circumstances exist by which a person is seeking any cancellation, rectification or other modification of a registration of any of the Owned IP.

12.6	Copies (or, in the case of unwritten agreements and/or licences accurate particulars) of all Licences-out, Licences-in and all material agreements to which the Company is a party (or under which it is bound or obtains any benefit) which assign, license, charge or otherwise encumber or grant rights in, to or under Intellectual Property (or provide for the doing of any such thing whether or not conditionally) have been Disclosed.

12.7	So far as the Warrantors are aware:

12.7.1	no third party has infringed (a) any Owned IP or (b) any Intellectual Property which is exclusively licensed to the Company.

12.7.2	none of the current or past activities of (including products and processes dealt in and used by) the Company, or of any licensee of the Company (to the extent such activity is or was licensed by the Company), has been the subject of any notices of alleged infringement of the Intellectual Property of any other person.

12.8	The Company:

12.8.1	is not engaged in any litigation or arbitration proceedings as claimant or defendant, or subject to any judgment or order, in relation to any Intellectual Property; and

12.8.2	has not received written notification that it is engaged in any activities which could give rise to any party bringing proceedings against the Company for infringement of Intellectual Property.

12.9	So far as the Warrantors are aware, all application, renewal and other official registry fees (including fines, penalties and interest) forming part of the Company’s ordinary course intellectual property management strategy and all professional advisers fees payable by the Company in connection with all Owned IP have been paid and all steps deemed appropriate by the Board of Directors of the Company have been taken to ensure the maintenance, protection and enforcement of such Owned IP and the Warrantors are unaware of any failure by any owner of the Licensed IP to do the same.

12.10	Subject always to the ordinary course conduct of the Company’s operations, the Business Information is, where it might reasonably be considered to be of a confidential nature, confidential and in the exclusive possession and control of the Company. Subject always to the ordinary course conduct of the Company’s operations, no Business Information which is or was confidential to the Company has been disclosed to, or otherwise become known by, any third party other than in the ordinary course of business and under an obligation of confidentiality.

12.11	Accurate particulars of all Computer Contracts to which the Company is a party have been Disclosed (excluding any Licences-in of any office administration software which the Company is entitled to use under any standard ‘shrink-wrap’ licence or similar standard software licence agreement).

12.12	The Company has not experienced any material disruption in its operations as a result of (a) any security breach in relation to any Computer Systems, (b) any failure or other sub-standard performance of any Computer Systems howsoever arising, including as a result of (i) the existence of any software-based defect, or (ii) any insufficiency of data storage or processing capacity.

12.13	Details of all domain names registered in the name of or used by the Company have been Disclosed. No such domain name is the subject of any litigation or other dispute or claim and so far as the Warrantors are aware no litigation, dispute or claim is expected or likely.

13	PROPERTY

13.1	The particulars of the Property set out in Part 2 of Schedule 3 are true and accurate and the Company owns no other real property other than the Property.

13.2	The Company has no existing, contingent or prospective liabilities in respect of Past Leasehold Property or in which it owned or held any interest or in respect of which it has given any guarantee including, without limitation, any such liabilities as a former tenant guarantor or landlord.

13.3	The Company is the proprietor of the leasehold interest in the Property, details of which have been Disclosed.

13.4	The Property occupied or otherwise used by the Company in connection with its business is so occupied or used by right of ownership or under the Lease, and the terms of the Lease permit such occupation or use.

13.5	The Warrantors have not received any notification that the current use of the Property is in breach of any legislation relating to planning nor that they are in breach of any planning permissions or any necessary building regulation consents in relation to the original construction of the Property or any alteration and improvements to it.

13.6	The Property is subject to the payment of outgoings to the extent identified and Dislcosed, and all such outgoings have been paid when due and none are disputed.

13.7	The Warrantors have not received notice nor are the Warrantors expecting to receive notice that it is in breach of any covenants, restrictions, stipulations and other encumbrances affecting the Property (including any covenants under any Lease, licences or other agreements or any consents or approvals obtained thereunder).

13.8	All buildings comprised in the Property enjoy mains services for water drainage electricity and gas and so far as the Warrantors are aware, there has been no dispute concerning the supply of any such services and all necessary easements exist for the full and permanent enjoyment and use of any such service.

14	ENVIRONMENTAL AND HEALTH AND SAFETY

Environmental

14.1	The Company has obtained and so far as the Warrantors are aware, has at all times complied with all Environmental Licences in all material respects and all Environmental Licences are in full force and effect.

14.2	So far as the Warrantors are aware, the Company has at all times complied with all Environmental Laws in all material respects and there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws including in relation to the discharge of Waste.

Health and Safety

14.3	The Company is and has for the last two (2) years, been operated in compliance with the Regulations and Health and Safety Laws and neither the Company nor the Warrantors have received any written notification that there are any facts or circumstances which may give rise to any liability, obligation or duty (actual or contingent) under the Regulations and Health and Safety Laws.

14.4	The Company has carried out all necessary risk assessments during the last two (2) years as specified under the Health and Safety Laws.

14.5	So far as the Warrantors are aware all information provided by and on behalf of the Company to any Regulatory Authority or statutory authority and all records and data required to be maintained by the Company under the provisions of any Regulations or Health and Safety Laws are accurate in all material respects.

SCHEDULE 4

Limitations of liability

1	TIME

1.1	Other than in relation to their liability as Sellers under the Title Warranties, and liabilities under Schedule 5 (Tax Covenant) which such liabilities shall not, in both cases, be subject to the limitations set out in this Schedule 4, the Warrantors will have no (liability for any Warranty Claim unless notice in writing of the Warranty Claim (giving brief particulars of the nature of the Warranty Claim and amount claimed)) has been given to the Warrantors:

1.1.1	on or before the seventh anniversary of Completion in respect of any Warranty Claim under the Tax Warranties; and

1.1.2	on or before the date falling 18 months after the Completion Date in respect of any other Warranty Claim;

and any such Warranty Claim shall (if it has not previously been satisfied, settled or withdrawn or unless it relates to a contingent matter) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Warrantors.

1.2	The Warrantors shall not be liable for any breach of the General Warranties which is based on a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, in which case the limitations as to time under paragraph 1.1 shall commence upon such liability becoming non-contingent.

2	AMOUNT

2.1	Other than in relation to the Title Warranties, the Warrantors will have no liability in respect of any individual Warranty Claim unless

(a)	the Warranty Claim (and all other related claims or liability arising out of the same or similar subject matter) exceeds £25,000; or

(b)	the aggregate amount of all Warranty Claims that are not excluded under (a) above (when taken together) exceeds £75,000,

and in the event that the aggregate amount exceeds £75,000 the Warrantors shall (subject to paragraph 2.2) be liable for the whole amount claimed and not only for the excess over £75,000.

2.2	Notwithstanding the foregoing, the Parties hereby agree and acknowledge that any liability whether pursuant to the indemnities under clause 6 or otherwise in respect of all Warranty Claims (for the avoidance of doubt other than in relation to liability as Sellers under the Title Warranties and liabilities under Schedule 5 (Tax Covenant) shall in the case of each Warrantor, not exceed the amount of such Warrantor’s individual limits of as set out in Part 1 of Schedule 1.

3	DISCLOSURE

3.1	Other than in respect of the Title Warranties, the Warrantors shall have no liability whatsoever in respect of any Warranty Claim:

3.1.1	to the extent that allowance, provision or reserve is made in the Admission Document giving reasonable identification of the matter to which the liability relates; or

3.1.2	to the extent that the Event, fact or circumstance which would otherwise give rise to a Warranty Claim is Disclosed; or

3.1.3	to the extent that such breach or claim would not have arisen but for any voluntary act or omission after Completion by the Buyer, the Company or any other member of the Buyer’s Group other than any such act or omission (a) pursuant to a legally binding obligation incurred before Completion; or (b) as required by law or regulation in force at Completion; or (c) in the ordinary course of the trading of the Company as carried on at Completion.

4	REDUCTION OF CONSIDERATION

4.1	Any payment made in respect of any Warranty Claim shall be deemed to be a reduction in the Consideration.

5	CHANGES IN LAW

5.1	The Warrantors will have no liability in respect of any Warranty Claim to the extent that the Warranty Claim would not have arisen but for the passing of or any change in, after the date of this Agreement:

5.1.1	any law, rule or regulation or any increase in the rates of Taxation; or

5.1.2	any imposition of new Taxation any such case not actually or prospectively in force at the date of this Agreement; or

5.1.3	any change of the Company’s accounting reference date (save to the extent such change is required to comply with generally accepted accountancy standards in force at the date of this Agreement).

6	DUTY TO MITIGATE

6.1	Nothing in this Schedule 4 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any Event giving rise to a Warranty Claim.

7	NO DOUBLE RECOVERY

7.1	In relation to a Warranty Claim, the Buyer shall not be entitled to recover more than once in respect of the same loss.

8	RECOVERY FROM THIRD PARTIES

8.1	If the Warrantors pay to the Buyer an amount in respect of a Warranty Claim and the Buyer subsequently recovers from a third party an amount which is referable to the Event giving rise to the Warranty Claim then:

8.1.1	if the amount paid by the Warrantors in respect of the Warranty Claim is more than the sum recovered, the Buyer shall immediately pay the Warrantors the sum recovered; and

8.1.2	if the amount paid by the Warrantors in respect of the Warranty Claim is less than or equal to the sum recovered the Buyer shall immediately pay the Warrantors an amount equal to the amount paid by the Warrantors.

8.2	For the purposes of this paragraph the sum recovered means an amount equal to the amount recovered from the third party less all reasonable costs and expenses incurred by the Buyer in recovering the amount from the third party.

8.3

Subject to paragraph 8.4 of this Schedule 4, in the event that the Buyer shall become aware of any fact, matter, event or circumstance entitling the Company to make a claim against a third party or which is the subject of a claim by a third party against the Company and which might constitute and give rise to a breach of a General Warranty (Third Party Claim), the Buyer shall as soon as reasonably practicable notify the Warrantors in writing of such Third Party Claim and shall in relation thereto:

8.3.1	not settle or compromise any such Third Party Claim or make any admission of liability without giving the Warrantors 15 Business Days’ notice of its intention to do so; and

8.3.2	at the written request of the Warrantors and on the Buyer and/or the Company being indemnified by the Warrantors to the reasonable satisfaction of the Buyer in respect of all losses, claims, liabilities, demands, costs and expenses which may thereby be incurred (including legal costs) take or procure that the Company shall take such action as the Warrantors may reasonably require to prosecute, enforce, avoid, dispute, resist, compromise or defend the said Third Party Claim provided that the Buyer shall not be required to take any action which, in the reasonable opinion of the Buyer will increase the liability regarding such breach of a General Warranty.

8.4	The Buyer shall not be required to take any steps under paragraph 8.3 if in its reasonable opinion any delay resulting from the taking of such steps prior to bringing or defending the Third Party Claim would materially prejudice the rights of the Buyer or the Company in respect of the Third Party Claim.

9	FRAUD AND RELATED MATTERS

9.1	The provisions of this Schedule 4 shall not apply to the extent of any fraud, fraudulent misrepresentation or dishonesty by or on behalf of the Warrantors.

10	PRIORITY OF RECOURSE

10.1	In the event of a Claim or any other liability arising to the Warrantors and/or Primary Sellers arising under the terms of this Agreement, the Buyer irrevocably undertakes and agrees to seek satisfaction and redress of such, through first a reduction to the number of Deferred Consideration Shares to be issued and if the amount of the Claim exceeds the relevant value of the Deferred Consideration Shares then against the Warrantors and/or Primary Sellers in such manner as the Buyer shall decide in its sole discretion.

SCHEDULE 5

Tax Covenant

1	DEFINITIONS

1.1	In this Schedule 5:

Accounts Relief means a Relief the availability of which:

(a)	has been shown as an asset in the Completion Statement;

(b)	has been taken into account in computing (and reducing) a provision for deferred tax which appears in the Completion Statement; or

(c)	has resulted in no provision for deferred tax being made in the Completion Statement;

Actual Tax Liability means a liability of the Company to make an actual payment of Tax or a payment on account of Tax to a Tax Authority, and includes a liability of that kind which is discharged in whole or in part on or before Completion to the extent that the discharge is not taken into account in the Completion Statement and shall also include any liability of the Company to make any payment of or account for income tax under the PAYE system or national insurance contributions in connection with the exercise, release, vesting, variation or cancellation of a right obtained before Completion to acquire shares of the Company;

Buyer’s Relief means:

(a)	any Accounts Relief;

(b)	any Post-Completion Relief;

(c)	any Relief arising to any member of the Buyer’s Tax Group (other than the Company);

Buyer’s Tax Group means the Buyer and each other company which:

(a)	at Completion;

(b)	after Completion; or

(c)	within the six (6) year period ending on the date on which Completion occurs,

are or for a Tax purpose are treated as being members of the same group as, or otherwise connected or associated in any way with, the Buyer;

Corporation Tax means UK corporation tax;

Deemed Tax Liability means:

(a)	the loss of or failure to obtain an Accounts Relief;

(b)	the use or set off of a Buyer’s Relief in circumstances where, but for the use or set off, the Company would have had a Tax Liability in respect of which the Warrantors would have had a liability under this Schedule 5;

Demand means:

(a)	the issue of a notice, demand, assessment, letter or other document by or on behalf of any Tax Authority; or

(b)	the taking of any other action by or on behalf of any Tax Authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax); or

(c)	the preparation or submission to a Tax Authority of any notice, return, assessment, letter or other document by the Buyer, the Company or any other person,

from which it appears that a Tax Liability may be incurred by or may be imposed on the Company;

Event means any transaction (including the sale and purchase of the Shares pursuant to the Agreement), act, event, circumstance, state of affairs or omission, (including any change in the residence of any person for the purposes of any Tax, the death of any person, a failure to take any action which would avoid an apportionment or deemed distribution of income regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution);

Income, Profits or Gains means income, profits, gains or any other standard or measure for the purposes of any Tax and references to Income, Profits or Gains earned, accrued or received on or before a particular date (including, without limitation, Completion) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date;

Post-Completion Relief means any Relief which arises to the Company:

(a)	as a consequence of any Event occurring (or being treated for Tax purposes as occurring), or

(b)	from Income, Profits or Gains earned, accrued or received, after Completion;

Relief means:

(a)	any relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any Income, Profits or Gains; or

(b)	any right to repayment of or saving of Tax,

and any reference to the use or set off of a Relief shall be construed accordingly;

Warrantors’ Representative means Ian Smith of 18 Shadow Wood Drive, Miskin, Pontyclun, Cardiff CF72 8SX;

Warrantors’ Tax Group means the Warrantors and any company or companies other than the Company;

(a)	at Completion;

(b)	after Completion; or

(c)	within the six (6) year period ending on the Completion Date,

are or for a Tax purpose are treated as being connected or associated in any way with the Warrantors;

Tax Counsel means a barrister who is a member of the tax bar;

Tax Liability means an Actual Tax Liability or a Deemed Tax Liability or any amount or liability falling within paragraph 2.1.1 to 2.1.4 of this Schedule 5.

1.2	For the purposes of this Schedule 5, any reference to the “Company” shall be deemed to include a reference to both the Company and to any subsidiary undertaking of the Company.

2	COVENANT

2.1	The Warrantors Covenant to Pay

The Warrantors jointly and severally covenant with the Buyer to pay to the Buyer, or as the Buyer shall direct, an amount equal to:

2.1.1	an Actual Tax Liability arising:

(a)	as a consequence of or by reference to any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion (including Completion itself);

(b)	in respect of or by reference to any Income, Profits or Gains earned, accrued or received on or before Completion; or

(c)	from the exercise, release, vesting, variation or cancellation after Completion of a right obtained before Completion to acquire shares of the Company;

2.1.2	a Deemed Tax Liability;

2.1.3	any depletion or reduction in the value of the assets or increase in the liabilities of the Buyer or the Company as a result of any inheritance tax that:

(a)	is at Completion a charge on any of the Sale Shares or assets of the Company or gives rise to the power to sell, mortgage or charge any of the Sale Shares or assets of the Company; or

(b)	after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Sale Shares or assets of the Company being a liability in respect of inheritance tax payable as a result of the death of any person (whenever occurring) within seven years after a transfer of value or a deemed transfer of value occurred on or before completion;

2.1.4	any Tax or any amount on account of Tax which the Company, or any other member of the Buyer’s Tax Group is required to pay as a result of a failure by any member of the Warrantors’ Tax Group to discharge that Tax; and

2.1.5	each reasonable cost properly incurred by the Buyer, the Company or another member of the Buyer’s Tax Group in connection with:

(a)	a Tax Liability; or

(b)	a Demand from which it appears to the Buyer, the Company or another member of the Buyer’s Tax Group that a Tax Liability may arise or has arisen; or

(c)	successfully taking or defending any action under this Schedule 5.

2.2	Inheritance Tax

For the purposes of paragraph 2.1.3:

2.2.1	the assets of the Buyer or the Company are deemed to be depleted by such amount as is necessary to pay in order to discharge or remove any charge on or power to sell any of the Shares or assets of the Company; and

2.2.2	regardless of any provision in this Agreement the Buyer or the Company may disregard any right to pay Tax in instalments in discharging or removing a charge or power.

2.3	Amount of Deemed Tax Liability

For the purposes of this Schedule 5, the amount of a Deemed Tax Liability of the Company is:

2.3.1	in the case of a loss or failure to obtain an Accounts Relief:

(a)	where the Accounts Relief is a right to repayment of Tax, the amount of the Relief lost or not obtained; or

(b)	in any other case, the amount of Tax which is payable by the Company which would not have been payable but for the loss or failure to obtain the Accounts Relief; and

2.3.2	in the case of a use or set off of a Buyer’s Relief, the amount of Tax which would have been payable by the Company but for the use or set off of the Buyer’s Relief.

3	LIMITATIONS AND EXCLUSIONS

3.1	The Warrantors shall not be liable under any of the covenants contained in paragraphs 2.1 or 2.3 or for a breach of any of the Tax Warranties in respect of any Tax Liability of the Company (or in respect of any costs relating to the Tax Liability of the Company):

3.1.1	to the extent that specific provision or reserve was made in the Completion Statement in respect of the Tax Liability or payment or discharge of the Tax Liability was taken into account in the Completion Statement;

3.1.2	to the extent that the Tax Liability arises or is increased by or as a consequence of any change in, or withdrawal of, any legislation (including regulations), the publication of any practice or concession by a Tax Authority, any change in published practice or concession, a change in the judicial interpretation of the law or an increase in the rates of Tax in each case taking effect retrospectively and not actually or prospectively in force at the date hereof;

3.1.3	to the extent that it would not have arisen but for a voluntary act, omission, transaction or arrangement of the Buyer, the Company or any other member of the Buyer’s Tax Group or any of their directors, employees or agents but only in circumstances where:

(a)	such person knew or ought reasonably to have known that the Tax Liability would have arisen as a result of the voluntary act, omission, transaction or arrangement; and

(b)	where an alternative course of action was available

any act of the Company in connection with the exercise, release, vesting, variation or cancellation after Completion of a right obtained before Completion to acquire shares of the Company is not regarded as being a voluntary act which the Buyer knew or ought reasonably to have known would give rise to a Tax Liability.

3.1.4	to the extent that the Tax Liability has been discharged by any person other than the Company or a member of the Buyer’s Group at no cost to the Company or any member of the Buyer’s Tax Group;

3.1.5	to the extent that the Company or the Buyer has already recovered from any other person any sum in respect of the Tax Liability in question;

3.1.6	to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for the amendment or withdrawal (in whole or in part) after Completion of any claim, election or surrender made before Completion or the making of any disclaimer after Completion in respect of any Event occurring, or period ending, on or before Completion (unless in either case, such amendment, withdrawal or disclaimer was assumed in computing the provision for Tax in the Completion Statement);

3.1.7	to the extent that any Relief other than a Buyer’s Relief is available to the Company to set against or otherwise mitigate the Tax Liability;

3.1.8	to the extent that the Tax Liability would not have arisen but for, or has been increased by, a failure or omission of the Company to make any proper claim, election, surrender or disclaimer or to give any notice or consent or do any other thing after Completion the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Completion Statement and full details of which have been provided to the Buyer in the Disclosure Letter;

3.1.9	to the extent that to the extent that the Tax Liability arises or is increased or any provision or reserve in respect of the Tax Liability in the Completion Statement is insufficient as a result of any change in the date to which the Company makes up its accounts, any change in the bases, methods or policies of accounting of the Company or any change in the Tax policies or practices of the Company, in each case where the change was made on or after Completion other than to comply with generally accepted accounting practice at the Completion Date;

3.1.10	to the extent that payment or satisfaction has already been made by the Warrantors to the Buyer in respect of such Tax Liability whether in satisfaction of a claim for breach of the Warranties or otherwise; and/or

3.1.11	to the extent that the Tax Liability is a liability to interest or penalties:

(a)	arising as a result of the failure to submit the returns, self-assessment and/or computations required to be made by, or on behalf of, the Company or the failure to submit such returns and computations within the appropriate time limits or otherwise than on a proper basis, in each case, after Completion, unless in the case of a failure to submit on a proper basis, such failure arises as a result of any default by the Warrantors or the Company prior to Completion;

(b)	which would not have arisen but for the failure by the Company to make payment to the relevant Tax Authority of an amount of Tax equal to the payment made by the Warrantors in respect of such Tax under this Schedule 5 by the due date for payment;

3.1.12	to the extent that the Tax Liability would not have arisen but for the cessation of trade or the winding up of the Company or a major change in the nature or conduct of the trade of the Company which, in any such case, occurs after Completion;

3.2	In the absence of fraud (as alleged by a Tax Authority), the Warrantors will not be liable under paragraph 2.1 or paragraph 2.3 unless notice in writing of the Claim has been given to the Warrantors on or before the seventh anniversary of Completion.

4	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1	If the Buyer or the Company becomes aware of any Demand which could give rise to a liability for the Warrantors under paragraph 2 of this Tax Covenant or for breach of any of the Tax Warranties, the Buyer must give notice to the Warrantors of the Demand as soon as is reasonably practicable (and in any event not more than ten (10) Business Days after the Buyer or the Company becomes aware of the Demand) and must take (or procure that the Company will take) such action as the Warrantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Demand or any matter relating to the Demand PROVIDED THAT

4.1.1	the Warrantors shall not be entitled to require the Buyer or the Company to take any action which in the Buyer’s reasonable opinion may materially adversely affect the future liability to Tax of the Buyer or the Company (as the case may be);

4.1.2	the Buyer and/or the Company shall be entitled to admit, compromise, settle or discharge or otherwise deal with any Demand on such terms as it may in its absolute discretion consider fit where any Tax Authority alleges fraud or fraudulent conduct on the part of either of the Warrantors or the Company or any of their respective directors in respect of any period commencing before Completion; and

4.1.3	any failure to give notice under this paragraph 4.1 shall not prejudice any claim by the Buyer under the Tax Covenant.

4.2	Any action which the Warrantors may request under paragraph 4.1 includes allowing the conduct of the action to be delegated to the Warrantors Representative or his nominated professional advisers and in such case, the Warrantors Representative shall:

4.2.1	keep the Buyer fully informed of all matters relating to the Claim and deliver to the Buyer copies of all material correspondence relating to the Claim;

4.2.2	obtain the Buyer’s prior written approval (not to be unreasonably withheld or delayed) to:

(a)	the appointment of solicitors or other professional advisers; and

(b)	the content and sending to a Tax Authority of any material communication (written or otherwise) relating to the Claim; and

4.2.3	obtain the Buyer’s prior written approval (not to be unreasonably withheld or delayed) to:

(a)	the settlement or compromise of the Claim; and

(b)	the agreement of any matter which is likely to materially affect the amount of the Claim or the future liability to Tax of the Buyer or the Company.

4.3	The rights of the Warrantors under paragraph 4.1 (other than the right to receive notice) are subject to the Warrantors having indemnified the Buyer, the Company and any other member of the Buyer’s Tax Group to the Buyer’s satisfaction against all costs reasonably and properly incurred in connection with any action referred to in paragraph 4.1.

4.4	If the Warrantors do not request the Buyer to take, or procure the taking of, any appropriate action within thirty (30) days of notice to the Warrantors under paragraph 4.1, or do not indemnify the Buyer, the Company and any other member of the Buyer’s Tax Group as stated in paragraph 4.2, the Buyer will be free to satisfy or settle the relevant Tax Liability on such terms as it may in its absolute discretion think fit.

4.5	The Warrantors will not be entitled to request the Buyer to take, or procure the taking of, an action which involves contesting a Claim beyond the first appellate body (excluding a Tax Authority) without an opinion from Tax Counsel of at least 6 years’ standing (or equivalent in any jurisdiction outside the UK) that to take such action would more likely than not be successful and is a reasonable course of action, having regard to the amounts involved and any future increase in the liability to Tax of any member of the Buyer’s Tax Group where an amount in respect of the Tax is not recoverable under this Schedule 5.

5	PAYMENT OF CLAIMS

5.1	Payments by the Warrantors of any liability under paragraph 2 must be made in cleared and immediately available funds on the days specified in paragraph 5.2.

5.2	The days referred to in paragraph 5.1 are as follows:

5.2.1	in the case of an Actual Tax Liability, the day which is the later of ten (10) Business Days after demand is made for payment by or on behalf of the Buyer, and three (3) Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

5.2.2	in the case of a Deemed Tax Liability, the later of ten (10) Business Days after demand is made for payment by or on behalf of the Buyer and:

5.2.3	in the case of a loss or failure to obtain an Accounts Relief which is a right to repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;

5.2.4	in the case of the loss or failure to obtain any other Accounts Relief, three (3) Business Days before the date on which Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority;

5.2.5	in the case of the use or set off of a Buyer’s Relief, the day on which the Tax which would have been payable but for the use or set off is due and payable to the relevant Tax Authority; and

5.2.6	in any other case, ten (10) Business Days after the date on which demand is made for payment by or on behalf of the Buyer.

5.3	For the purposes of this paragraph 5 the date on which Corporation Tax does or would become due and payable is:

5.3.1	in any accounting period of the taxpaying company (the Taxpayer) ending on or after 1 July 1999 in which the Taxpayer is a “large company” within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Taxpayer is the “total liability” of the Taxpayer for that period within the meaning of the said Regulations 4 and 5; or

5.3.2	in any other accounting period of the Taxpayer, the date which is nine (9) months following the end of such accounting period.

5.4	For the purposes of this paragraph 5, references to the day on which an amount of Tax which is not Corporation Tax becomes due and payable to the relevant Tax Authority shall be the last day on which the Tax may by law be paid without incurring any penalty or liability for interest in respect of the Tax.

6	OVER PROVISIONS

6.1	If, on or before the date of any payment becoming due from the Warrantors pursuant to the provisions of this Schedule 5, the auditors for the time being of the Company shall have certified (at the request and expense of the Warrantors) that any specific provision for Tax (not being a provision for deferred tax) contained in the Completion Statement which proves to be an over- provision, the procedures set out in paragraph 6.2 shall apply.

6.2	The amount of such over-provision (except insofar as is attributable to any Buyer Relief) shall be set-off first against the payment then due from the Warrantors under this Schedule 5 (or any Warranty Claim in respect of Tax) and secondly (to the extent of any excess) against any such further payment or payments due from the Warrantors under this Schedule 5 (or any Claim under the Tax Warranties) in chronological order until that amount or value has been exhausted provided that if it shall be found (at the Warrantors’ expense) subsequently that any such over- provision either did not exist or arise or the certified value thereof was excessive, any amount which has been set-off against such part of the over-provision as is found not to exist or to be excessive shall forthwith on demand be paid by the Warrantors to the Buyer.

7	THIRD PARTY RECOVERY

7.1	If the Company is or becomes entitled to recover from a third party (including a Tax Authority) any sum in respect of a Tax Liability for which a Claim could or has been made against the Warrantors pursuant to this Schedule 5 or for breach of the Tax Warranties then the Buyer shall as soon as reasonably practicable notify the Warrantors of such entitlement and shall, if reasonably and promptly so required by the Warrantors in writing and subject first to being indemnified to its reasonable satisfaction by the Warrantors in respect of all costs and expenses it or the Company may thereby incur, procure the Company to take all reasonable steps to enforce that recovery (keeping the Warrantors informed of the progress of any action taken).

7.2	The amount so recovered, together with any interest thereon paid by such third party less any Tax chargeable on the Company in respect of such sum or interest and less any costs and expenses incurred by the Company or the Buyer in effecting such recovery and shall:

7.2.1	if the Warrantors have at the time of the recovery made payment pursuant to this Schedule 5 (or for breach of the Tax Warranties) in respect of that Tax Liability, be paid forthwith to the Warrantors to the extent not exceeding the amount so paid by the Warrantors (and less any amounts previously repaid to the Warrantors under this Agreement);

7.2.2	if a claim has been made against the Warrantors pursuant to this Schedule 5 (or for breach of the Tax Warranties) in respect of that Tax Liability but The Warrantors have not at the time of recovery made payment in respect thereof, be set against and reduce pro tanto the claim against the Warrantors under this Schedule 5 in respect of such Tax Liability (or for breach of the Tax Warranties); and

7.2.3	if no claim has been made against the Warrantors in respect of that Tax Liability at the time of the recovery, be set against and reduce pro tanto any claim that subsequently may be made against the Warrantors under this Schedule 5 in respect of such Tax Liability (or for breach of the Tax Warranties).

8	TAX RETURNS AND COMPUTATIONS

8.1	The Warrantors or their duly authorised agents shall, at the Warrantors’ expense be responsible for and have the conduct of, preparing, submitting to and agreeing with the relevant Tax Authorities all Tax returns and computations of the Company, including claims, elections, surrenders, notices or consents in respect of any Surrender, for all Tax accounting periods of the Company ending on or before Completion.

8.2	The Buyer or its duly authorised agent will at the Buyer’s expense, be responsible for and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax returns and computations of the Company, including claims, elections, surrenders, notices or consents in respect of any Surrender, for the Tax accounting periods of the Company in which Completion falls.

8.3	For the purposes of paragraph 8.2:

8.3.1	all returns, computations, documents and substantive correspondence must be submitted in draft form by the Buyer to the Warrantors or their duly authorised agents for comment;

8.3.2	the Warrantors or its duly authorised agents must comment within twenty (20) Business Days of such submission but if the Buyer has not received any comments within twenty (20) Business Days, the Warrantors and its duly authorised agents will be deemed to have approved such draft documents;

8.3.3	the Buyer must take into account all reasonable comments and suggestions made by the Warrantors or its duly authorised agents;

8.3.4	the Buyer and the Warrantors must each respectively afford (or procure the affordance) to the other or their duly authorised agents all information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations; and

8.3.5	the Buyer and the Warrantors must as soon as reasonably practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority.

8.4	Notwithstanding paragraph 8.3, the Warrantors will not have any right to comment on or receive copies of correspondence in relation to any matter which relates solely to an Event or Events occurring (or treated as occurring) after Completion.

8.5	Nothing done by the Buyer or by the Company pursuant to this paragraph 8 shall restrict or reduce any rights the Buyer may have to make a claim against the Warrantors under this Schedule 5 in respect of any such Tax Liability as is mentioned in paragraph 2.

9	NO WITHHOLDINGS

9.1	All sums payable by the Warrantors under this Agreement (including, but not limited to, this Schedule 5) must be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any deduction or withholding is required by law the Warrantors must:

9.1.1	provide such evidence of the relevant withholding as the Buyer may reasonably require; and

9.1.2	pay to the Buyer such amount as will ensure that, after the deduction or withholding has been made, the Buyer will have received a sum equal to the amount that the Buyer would otherwise have received in the absence of the deduction or withholding.

9.2	To the extent that any deduction or withholding in respect of which an additional amount has been paid under paragraph 9.1 results in the Buyer obtaining a Relief, the Buyer must pay to the Warrantors, within ten (10) Business Days of the use or set off of the Relief, an amount equal to the lesser of the Tax saved as a result of such use or set off and the additional sum paid under paragraph 9.1, provided that the Buyer will not be obliged to pay to the Warrantors an amount in excess of the amount which will leave it (after that payment) in the same after-Tax position as it would have been had the Warrantors not been required to make such withholding or deduction.

9.3

Subject to paragraph 9.4 if any Tax Authority charges to Tax any sum paid (the “Original Payment”) to the Buyer under this Agreement the Warrantors shall be obliged to pay to the Buyer such additional amount (the “Additional Payment”) as will ensure that, after the payment of the Tax so charged on the Original Payment and any Tax chargeable on the Additional

Payment, there shall remain a net sum equal to the amount of the Original Payment, the Additional Payment to be paid five (5) Business Days after the Buyer has served notice that Tax on the Original Payment has become due and payable, or would have become due and payable but for the availability of a Buyer’s Relief.

9.4	The Warrantors shall not be required to pay the Buyer the Additional Payment pursuant to paragraph 9.3 to the extent that the Original Payment becomes subject to Tax in the hands of the Buyer due to any act of the Buyer which causes the payment to fall outside of the scope of H M Revenue & Customs Extra Statutory Concession D33.

10	CORRESPONDING SAVINGS

10.1	If any Tax Liability which has resulted in a payment being made by the Warrantors under this Schedule 5 or for breach of any of the Tax Warranties has given rise to a Relief which would not otherwise have arisen, then:

10.1.1	the Buyer must procure that details of such Relief are given to the Warrantors as soon as reasonably practicable; and

10.1.2	to the extent that a liability to make an actual payment of Tax is reduced as a result of the use or set off of the Relief, the Buyer must pay to the Warrantors on the date when the Buyer or the Company would have been under an obligation to make the reduced payment of tax an amount equal to the lower of:

(a)	the amount by which the liability is reduced, and

(b)	the amount of the payment previously made by the Warrantors in respect of the Tax Liability giving rise to the Relief.

SCHEDULE 6

Completion Obligations

1	SELLERS’ OBLIGATIONS

1.1	The documents and matters for the purposes of clause 4.5 are as follows:

1.1.1	duly completed transfers in the Agreed Form of the Sale Shares to be transferred by each Seller executed by each Seller in favour of the Buyer together with the relevant share certificates in the name of such Seller or an indemnity in the Agreed Form for any lost certificates;

1.1.2	such waivers or consents as the Buyer requires to enable it or its nominees to be registered as the holders of such Sale Shares;

1.1.3	the statutory books of the Company complete and up to date and their certificates of incorporation, certificates of incorporation on change of name, cheque books, common seals and any unused share certificates;

1.1.4	the written resignation of Michael Jones as secretary in the Agreed Form;

1.1.5	the written resignation of the auditors of the Company in the Agreed Form;

1.1.6	the written resignation of those directors referred to in Part 1 of Schedule 2, from his or her office in the Company in the Agreed Form;

1.1.7	the duly executed settlement agreements in relation to any departing employees of the Company that may be requested by the Buyer or Sellers’ Representative; and

1.1.8	statements from HSBC Bank plc (at which bank the Company maintains accounts) of the amount standing to the credit of all such accounts as at the close of business on the last Business Day prior to Completion together with: (i) confirmation of the cash book balances of the Company as at Completion (ii) statements reconciling the cash book balances referred to in (i) above and (iii) confirmation of the balances on the bank accounts as shown by the certificates referred to above;

1.1.9	to be left at the offices of the Company, the appropriate forms to amend the mandates given by the Company to its bankers and all cheque books relating to the bank accounts of the Company together with confirmation that no cheques have been written by the Company since preparation of the statements referred to in paragraph 1.1.9 above;

1.1.10	certified copies of any powers of attorney under which any of the documents referred to in this paragraph 1.1 is executed or evidence satisfactory to the Buyer of the authority of any person signing on the Sellers’s behalf;

1.1.11	the Disclosure Letter duly signed by or on behalf of the Warrantors;

1.2	The Sellers will procure a written resolution of the board of the directors of the Company is held at which:

1.2.1	the transfers, referred to in paragraph 1.1.1, are approved and registered (subject to being duly stamped);

1.2.2	such persons as the Buyer shall nominate shall be appointed as secretary and additional directors of the Company;

1.2.3	the resignations, referred to in paragraph 1.1.4, 1.1.5 and 1.1.6, are submitted and accepted;

1.2.4	all existing instructions and authorities to the bankers of the Company shall be revoked and replaced with alternative instructions, mandates and authorities in such form as the Buyer requires;

2	BUYER’S OBLIGATIONS ON COMPLETION

2.1	On Completion the Buyer shall:

2.1.1	procure the issue of the Initial Consideration Shares to the Sellers in the proportions set out in Part 2 of Schedule 1;

2.1.2	deliver to the Sellers certified copy minutes of a meeting of the board of the Buyer (or duly authorised committee thereof) in the Agreed Form, confirming the approval by the Buyer of its entry into this Agreement and the issue of the Midatech Shares to the Sellers; and

2.1.3	copy evidence reasonably acceptable to the Sellers of the shareholder authority of the Buyer to issue the Midatech Shares to the Sellers in accordance with this Agreement.

2.2	As soon as reasonably practicable following Completion, the Buyer shall as duly elected by the Sellers, either:

2.2.1	deliver to the Sellers original executed share certificates relating to each such Sellers allocation of Midatech Shares; or

2.2.2	credit to the CREST account of the relevant Sellers as duly notified to the Buyer and Nomad in writing prior to Completion each such Seller’s allocation of Midatech Shares. in the relevant proportions as set out in Part 2 of Schedule 1.

SCHEDULE 7

Consideration Shares Lock-up Conditions

1.	General Undertaking

1.1	Each Seller undertakes to the Buyer and the Nomad (for so long as it remains nominated adviser or broker to the Buyer) that without the prior written consent of each of the Buyer and the Nomad (or the broker for the time being of the Buyer if it is not the Nomad (the “Replacement Broker”) (acting in their absolute discretion) and save in the circumstances set out in paragraph 2 below, the Seller will not during the Restricted Period Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares.

1.2	Each Seller further undertakes to the Buyer and the Nomad that, save in the circumstances set out in paragraph 2 below, during the Orderly Market Period the Seller will only Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares through the Nomad or the Replacement Broker in such manner as the Nomad or the Replacement Broker (as the case may be) may reasonably require so as to ensure an orderly market in the Restricted Shares. For the avoidance of doubt, any Consideration Shares allotted and issued to a nominee of a Seller pursuant to a direction given to the Buyer for the purposes of clause 3.1 may be transferred by such nominee to any Seller during the Orderly Market Period.

1.3	The Seller undertakes to use all reasonable endeavours to ensure that his or its Associates comply with the restrictions contained in this paragraph 1 in respect of any Restricted Shares in which such person is interested.

1.4	The Seller consents to the inclusion in the Admission Document of references to the undertakings in this Agreement relating to the Restricted Shares together with a summary of its contents.

2.	Exceptions

2.1	The restrictions contained in paragraph 1 shall not prevent a Disposal:

(a)	to an Associate;

(b)	to any person acting in the capacity of trustee of a trust created by the Seller or upon any change of trustees of a trust so created provided that the trust is established for charitable purposes or there are no persons beneficially interested under the trust other than any Seller and his Associates;

(c)	in acceptance of a general offer (or by the giving of an irrevocable undertaking to accept such offer) made to shareholders of the Buyer to acquire all the Midatech Shares (other than any Midatech Shares which are already owned by the person making such offer and any other person acting in concert with him);

(d)	under any scheme or reconstruction under section 110 of the Insolvency Act 1986 to the Buyer;

(e)	pursuant to any compromise or arrangement under Part 26 of the Companies Act 2006 providing for the acquisition by any person (or group of persons acting in concert) of 50 per cent. or more of the equity share capital of the Buyer and which compromise or arrangement has been sanctioned by the courts;

(f)	pursuant to an intervening court order; or

(g)	by the personal representatives after the death of the Seller.

2.2	The provisions of paragraph 2.1(a) shall be subject to the proposed transferee agreeing with the Nomad and the Buyer to be bound by its restrictions by the execution of a deed of adherence in Agreed Form.

3.	Remedies

In view of the difficulties in placing a monetary value upon the effects of any breach of the terms of the undertakings referred to in this Schedule 7, each Seller recognises that each of the Nomad and/or the Buyer will be entitled to seek and each Seller shall not raise any objection to the Nomad and/or the Buyer seeking injunctive relief as well as any other relief which may be appropriate under the circumstances in any court of competent jurisdiction in the event of any breach or anticipatory breach of the obligations set out in clause 7 and Schedule 7 of this Agreement.

4.	Definitions

In this Schedule 7 the following definitions shall apply:

“Dispose of” or “Disposal” means directly or indirectly mortgaging, pledging, charging, assigning selling, transferring, subscribing or otherwise disposing, including agreeing (conditionally or unconditionally) to do the same:

“Orderly Market Period” means the period of twelve months commencing on the expiry of the Restricted Period.

“Restricted Period” means the period from the date of Admission up to and including the date falling twelve months after Admission;

“Restricted Shares” means the Consideration Shares and any interests in Midatech Shares held by the Shareholder or an Associate as at Admission and includes any shares of any class or any interest in any shares of the Buyer or any rights arising from or attached to any such shares including but not limited to any such shares in the Buyer which convert or are converted into Midatech Shares on or prior to Admission the Deferred Consideration Shares and any shares which a Seller subsequently acquires in the Buyer which are derived from such Midatech Shares including without prejudice to the generality of the foregoing from any sub-division, bonus issue, open offer or rights issue, and any Midatech Shares arising from the exercise of options.

SCHEDULE 8

Deferred Consideration Shares Arrangements

1.	Definitions

For the purposes of this Schedule 8:

“First Payment Date” means the next Business Day following the first anniversary of the Completion Date;

“Finally Determined” means either agreed between the Warrantors’ Representative and the Buyer in writing, withdrawn by the Buyer in writing, or determined by a court of competent jurisdiction in England from which there is either no further appeal in England or from whose judgment the Warrantors or the Buyer (as the case may be) do not appeal within the period during which such appeal may properly be brought;

“Final Payment Date” means the next Business Day following 30 June 2016;

“Independent Expert” has the meaning given in paragraph 6.1 below;

“Relevant Price” means such amount per Midatech Share as represents the closing midmarket Price of such on the day immediately prior to the determination or agreement of quantum of the relevant Claim;

“Retained Amount” means the cash amount of any relevant Claim or Claims calculated, agreed or determined in accordance with paragraph 5 below; and

“Retention Sum” means the sum of £800,000;

2.	Satisfaction of Deferred Consideration

2.1	Subject to paragraph 3, on the First Payment Date an amount of Midatech Shares equal to 75 per cent of the Deferred Consideration Shares shall be issued to such persons, in such proportions as stipulated in paragraph 6 below.

2.2	Subject to paragraph 3, on the Final Payment Date an amount of Midatech Shares equal to 25 per cent of the Deferred Consideration Shares shall be issued to such persons, in such proportions as stipulated in paragraph 6 below.

3.	Deductions from Retention Sum

3.1	If, at any time before the First Payment Date or the Final Payment Date, the Buyer has notified any Claim(s) in writing to the Warrantors’ Representative then the number of Deferred Consideration Shares to be issued thereon shall be reduced by an amount of Deferred Consideration Shares (calculated and determined at the Relevant Price) equal to the Retained Amount (which should not be due to the Sellers) in relation to any such Claims (except to the extent that such Claims have been Finally Determined and any sums payable in relation to such Claims have been paid or otherwise satisfied in full before the First Payment Date or, as the case may be, Final Payment Date) and the balance only (if any) of such Deferred Consideration Shares shall be issued to the Warrantors (in their capacity as Sellers) on the First Payment Date or, as the case may be, the Final Payment Date.

3.2	Upon any Claim referred to in paragraph 3.1 being Finally Determined on or after the First Payment Date or, as the case may be, the Final Payment Date, an amount of Deferred Consideration Shares (calculated and determined at the Relevant Price) equal to the amount determined to be payable to the Buyer in relation to such Claim (if any) shall be deducted from the aggregate amount of such Deferred Consideration Shares liable to be issued to the Warrantors (in their capacity as Sellers) under the terms of this Agreement; and

(a)	if any Claim remains outstanding and has not been Finally Determined, such number of Deferred Consideration Shares as is equal to the Retained Amount (calculated in accordance with the Relevant Price) in relation to such outstanding Claim or Claims shall be deducted from the aggregate number of Deferred Consideration Shares remaining to be issued and the balance (if any) shall be issued to the Sellers; or

(b)	if no Claim remains outstanding, all the amount of the remaining Deferred Consideration Shares shall be issued to such persons, in such proportions as stipulated in paragraph 6 below.

4.	Claim Finally Determined

4.1	For the purposes of this Schedule 8:

4.1.1	a Claim shall be deemed to be agreed upon the Warrantors (acting through the Warrantors Representative) and the Buyer agreeing a final settlement thereof and a Claim shall be deemed to be resolved upon an order or decree of a court of competent jurisdiction being given in proceedings in respect of the Claim; and

4.1.2	the amount determined to be payable upon the settlement or resolution of the Claim shall be the amount agreed by the Warrantors (acting through the Warrantors’ Representative) and the Buyer under any such settlement or determined by any such order or decree (as the case may be) to be payable by the Warrantors in respect thereof.

4.2	The Sellers (acting through the Sellers’ Representative) and the Buyer shall use their reasonable endeavours to ensure that all such Claims are settled or resolved with all reasonable speed and diligence.

4.3	Subject to paragraph 4.4, in relation to any Claim or Claims, the Retained Amount shall be whichever is the lesser of:

(a)	the number of the Deferred Consideration Shares then remaining to be issued by the Buyer; and

(b)	such number of Deferred Consideration Shares as hold a value (based upon the Relevant Price) of the sum equal to 130% of the aggregate amount of such Claim or Claims.

4.4	In the event of a dispute as to the validity of a Claim or the calculation of the Retained Amount, the Warrantors or the Buyer may refer the dispute for determination by the Independent Expert in accordance with paragraph 6. The Retained Amount shall be the amount so determined by the Independent Expert.

5.	Independent Expert

5.1	Any dispute between the Warrantors and the Buyer as to whether any Claim should at any time be settled in full or contested in whole or in part shall be referred within 10 Business Days of the notification of the Claim to a barrister of at least five years standing (“Counsel”) for determination on the joint instructions of the Sellers’ Solicitors and the Buyer’s Solicitors, such Counsel to be appointed by agreement between the Warrantors’ Representative and the Buyer (and if they fail to agree) upon the application of either party to the President or other senior officer for the time being of the Bar Council whose determination shall be final. Counsel shall be asked to advise whether in his opinion the Buyer would, on the balance of probability, be likely to succeed in respect of the Claim and the likely quantum of the Claim. The opinion of Counsel shall be binding on the parties for the purposes of this Schedule 8 and such matter shall be considered as agreed between the parties and consequently Finally Determined accordingly. All costs, fees and expenses incurred in the referral of any such Claim to Counsel shall be borne by the Warrantors and the Buyer in the proportions determined by Counsel.

5.2	The Independent Expert shall be instructed by the Buyer and the Warrantors Representative to act as an expert and not as an arbitrator and to reach a decision, a written copy of which shall be sent to both the Buyer and the Warrantors within 20 Business Days of his nomination or appointment. Subject to the Independent Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer shall provide the Independent Expert with such documents and other information in the possession of the Buyer or the Company as the Independent Expert may reasonably request for the purpose of making his determination. In the absence of manifest error, his decision shall be final and binding on both parties who shall pay his costs as he directs.

5.3	For the avoidance of doubt, no Claim shall be (or be deemed to be) Finally Determined by the Independent Expert.

6.	Issuance of Deferred Consideration Shares

6.1	As soon as reasonably practicable following the date of release of any Deferred Consideration Shares, the Buyer shall as duly elected by the Sellers’ Representative, either:

(a)	allot and issue the relevant Deferred Consideration Shares to each of the Warrantors (in their capacity as Sellers);

(b)	take such steps as are required to admit such Deferred Consideration Shares to trading on AIM;

(c)	deliver to the relevant Seller original executed share certificates relating to each such Sellers’ allocation of Midatech Shares; or

(d)	credit to the CREST account of each relevant Warrantor (in their capacity as a Seller) as duly notified to the Buyer and Nomad in writing prior to Completion each such Sellers’ allocation of Midatech Shares, in relevant proportions as set out in Part 2 Schedule 1.

7.	Miscellaneous

7.1	For the purposes of this Schedule 8 a Claim will be deemed to have been withdrawn (and therefore Finally Determined in favour of the Warrantors for the purposes of paragraph 4.2) unless proceedings in respect of such Claim have been commenced within 9 months from the date on which the Claim is notified to the Warrantors. Proceedings shall not be deemed to have been commenced by the Buyer unless they have been both issued and served on the Warrantors.

7.2	The payment of any sum to the Buyer pursuant to this Schedule 8 in or towards satisfaction of any Claim shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due to the Buyer. Otherwise than in relation to the recovery of such, the amount obtained from the proceeds of the Deferred Consideration Shares shall not be regarded as imposing any limit on the amount of any Claim.

7.3	The Warrantors acknowledge and agree that the Deferred Consideration Shares shall not constitute any property of the Warrantors and that they do not have, nor shall at any time have, any right or claim to the Deferred Consideration Shares unless and until such shares fall to be issued to the Warrantors (in their capacity as Sellers) in accordance with the provisions of this Schedule.

SCHEDULE 9

Covenants Pending Completion Date (Clause 7)

The following are the matters referred to in clause 7.2:

1.	the modification of any of the rights attached to any Shares or the creation, issue, redemption or repurchase of any Shares or the grant or agreement to grant any option over any Shares or uncalled capital of the Company or the issue of any obligations convertible into Shares;

2.	the sale or disposal of, or the grant or termination of any option, right of pre-emption or other rights in respect of, any part of the business, undertaking or assets (including Intellectual Property) of the Company other than in the usual course of business;

3.	the declaration, payment or other making by the Company of any dividend or other distribution or return of capital or doing or allowing to be done anything which renders its financial position less favourable than at the Signing Date;

4.	the writing off or releasing of any debt other than in the ordinary course of business;

5.	other than in relation to the Conditions, the passing of any shareholders’ resolution relating to the Company, or making any alteration to the articles of association or any other constitutional document of the Company;

6.	the granting by the Company of any guarantee, suretyship, indemnity or any other security;

7.	the making of any capital commitments of any amount which total in aggregate £10,000 other than in relation to the purchase of stock in the ordinary course of business and provided consistent with historic practice;

8.	the acquisition by the Company of any material assets, shares or business of any other company or the participation by the Company in any partnership, consortium, association or joint venture;

9.	the borrowing of any money or acceptance of any financial facility by the Company other than trade credit incurred in the ordinary course of business (provided that no individual commitment shall exceed £25,000) or the making of any payments or drawings out of its bank account(s) (other than payments in the ordinary course of business);

10.	the making or granting of any loan or any financial facility;

11.	the creation or issue of any Encumbrance upon or over any part of the property or assets or uncalled capital of the Company or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form other than trade credit in the ordinary course of business;

12.	the entry into, termination, amendment or variation of any material contract or arrangement by the Company or the Subsidiary otherwise than in the ordinary course of business;

13.	the commencement, compromise or settlement of any litigation or arbitration proceedings by the Company;

14.	the engagement or employment by the Company of any person whose particulars have not been listed in the Disclosure Letter;

15.	the termination by the Company of the employment of any employee of the Company, or the material amendment of the terms and conditions of employment or engagement of any employee, consultant or director of the Company;

16.	the entry into any unusual or abnormal contract or commitment;

17.	the entry into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms, other than in relation to the purchase of stock; or

18.	the alteration of any mandate given to its bankers relating to any matter concerning the operation of the bank accounts of the Company.

SCHEDULE 10

Deposit

1.	Definitions

For the purposes of this Schedule 10:

“Payment Date” means the next Business Day following the earlier of the failure of a relevant Party in relation to its obligations under the Conditions or the Long Stop Date (as applicable);

“Independent Expert” has the meaning given below;

2.	Operation of Deposit

(a)	The Sellers and the Buyer agree that the Deposit shall be handled in accordance with the provisions of this Schedule 10. The requisite proportions of the Deposit shall be retained by each Party (or the Company as appropriate) and released to their counterpart pursuant to and in accordance with the provisions of this Schedule 10, as applicable.

3.	Payments Out of the Deposit

(a)	On the Signing Date, the Parties shall remit the following amount (comprising part of their obligations pursuant to the Deposit) into the client account of their respective solicitor, to be held pending Completion, as follows:

(i)	in the case of the Buyer, an amount of £185,000 in cleared funds; and

(ii)	in the case of the Company, an amount of £100,000 in cleared funds.

(b)	The relevant counterpart component of the Deposit (comprising the amount held in the client account of the relevant Party’s solicitor, together with the requisite balancing payment to amount to the aggregate obligation of the amount of the Deposit) shall be remitted to the relevant recipient in accordance with the following:

(i)	In the event of Completion not having occurred prior to the Long Stop Date through failure on the part of the Company and Sellers in relation to satisfaction of those Conditions falling to the action of such otherwise than pursuant to the occurrence of a Material Adverse Change or Market Adverse Event the proportion of the Deposit attributable to the Company in its entirety shall be payable to the Buyer, whose receipt of which shall constitute a full discharge of the obligations of the Buyer pursuant to such; or

(ii)	In the event of Completion not having occurred prior to the Long Stop Date through failure on the part of the Buyer in relation to satisfaction of those Conditions falling to the action of such otherwise than pursuant to the occurrence of a Material Adverse Change, or Market Adverse Event the proportion of the Deposit attributable to the Buyer in its entirety shall be payable to the Sellers’ Solicitors (acting on behalf of the Sellers), whose receipt of which shall constitute a full discharge of the obligations of the Buyer pursuant to such; or

(iii)	In the event of the Completion not having occurred prior to the Long Stop Date pursuant to the occurrence of a Material Adverse Change or Market Adverse Event the Deposit shall not be payable to either Party and all liabilities pursuant to such shall irrevocably cease.

(c)	On Completion, those sums forming the Deposit referred to in paragraph 3(a) shall be returned to the relevant Party by the Sellers Solicitors and the Buyer’s Solicitors (as the case may be).

(d)	In the event of a dispute as to the distribution of the Deposit, the Sellers or the Buyer may refer the dispute for determination by the Independent Expert in accordance with paragraph 4. The Deposit shall be the amount so determined by the Independent Expert.

4.	Independent Expert

(a)	Any dispute between the Sellers and the Buyer as to liabilities for payment arising pursuant to the Deposit pursuant to the Agreement shall be referred within 10 Business Days of the notification of such dispute to a barrister of at least five years standing (“Counsel”) for determination on the joint instructions of the Sellers’ Solicitors and the Buyer’s Solicitors, such Counsel to be appointed by agreement between the Sellers’ Representative and the Buyer (and if they fail to agree) upon the application of either party to the President or other senior officer for the time being of the Bar Council of England and Wales whose determination shall be final. Counsel shall be asked to advise on the correct interpretation and analysis of the Agreement with regard to the release and distribution of the Deposit. The opinion of Counsel shall be binding on the parties for the purposes of this Schedule 8. All costs, fees and expenses incurred in the referral of any such dispute to Counsel shall be borne by the Sellers and the Buyer in the proportions determined by Counsel.

(b)	The Independent Expert shall be instructed by the Buyer and the Sellers to act as an expert and not as an arbitrator and to reach a decision, a written copy of which shall be sent to both the Buyer and the Sellers within 20 Business Days of his nomination or appointment. Subject to the Independent Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer shall provide the Independent Expert with such documents and other information in the possession of the Buyer or the Company as the Independent Expert may reasonably request for the purpose of making his determination. In the absence of manifest , his decision shall be final and binding on both parties who shall pay his costs as he directs.

EXECUTED for and on behalf of STV GP LIMITED on behalf of SUSTAINABLE TECHNOLOGY PARTNERSHIP LP		/s/ Cedriane de Boucaud Director
as its Deed in the presence of:

Witness’s signature	/s/ Joyce Palmer
Name	Joyce Palmer

EXECUTED for and on behalf of FINANCE WALES INVESTMENTS LIMITED		/s/ Sian Lloyd Jones
as its Deed in the presence of:		Director

Witness’s signature	/s/ Steven Smith
Name	Steven Smith

EXECUTED for and on behalf of FINANCE WALES INVESTMENTS (5) LIMITED		/s/ Sian Lloyd Jones
as its Deed in the presence of:		Director

Witness’s signature	/s/ Steven Smith
Name	Steven Smith

EXECUTED for and on behalf of FINANCE WALES INVESTMENTS (6) LIMITED		/s/ Sian Lloyd Jones
as its Deed in the presence of:		Director

Witness’s signature	/s/ Steven Smith
Name	Steven Smith

SIGNED AND DELIVERED as a Deed by TIMOTHY SPAREY		/s/ Timothy Sparey
in the presence of:

Witness’s signature	/s/ Sara Siddall
Name	Sara Siddall

SIGNED AND DELIVERED as a Deed by RICHARD IAN SMITH		/s/ Richard Ian Smith
in the presence of:

Witness’s signature	/s/ Sara Siddall
Name	Sara Siddall

SIGNED AND DELIVERED as a Deed by DANIEL PALMER		/s/ Daniel Palmer
in the presence of:

Witness’s signature	/s/ Sara Siddall
Name	Sara Siddall

SIGNED AND DELIVERED as a Deed by SIMON TURTON		/s/ Simon Turton
in the presence of:

Witness’s signature	/s/ Katherine Mak
Name	Katherine Mak

SIGNED AND DELIVERED as a Deed by DAVID WEBB		/s/ David Webb
in the presence of:

Witness’s signature	/s/ Sara Siddall
Name	Sara Siddall

SIGNED AND DELIVERED as a Deed by KENNETH POWELL		/s/ Kenneth Powell
in the presence of:

Witness’s signature	/s/ Susan Nash
Name	Susan Nash

SIGNED AND DELIVERED as a Deed by DAVID ALTSCHULER		/s/ David Altschuler
in the presence of:

Witness’s signature	/s/ Marian Jones
Name	Marian Jones

SIGNED AND DELIVERED as a Deed by SIR HARRY SOLOMON		/s/ Sir Harry Solomon
in the presence of:

Witness’s signature	/s/ Mrs. D. Budwig
Name	Mrs. D. Budwig

SIGNED AND DELIVERED as a Deed by HOWARD KITCHNER		/s/ Howard Kitchner
in the presence of:

Witness’s signature	/s/ Marian Jones
Name	Marian Jones

SIGNED AND DELIVERED as a Deed by RICHARD IAN SMITH		/s/ Richard Ian Smith
(AS SELLERS’ REPRESENTATIVE) in the presence of:

Witness’s signature	/s/ Sara Siddall
Name	Sara Siddall

SIGNED AND DELIVERED as a Deed by SIMON TURTON		/s/ Simon Turton
(AS WARRANTORS REPRESENTATIVE) in the presence of:

Witness’s signature	/s/ Katherine Mak
Name	Katherine Mak

EXECUTED for and on behalf of MIDATECH PHARMA LIMITED		/s/ Dr. James Phillips
as its Deed in the presence of:		Director

Witness’s signature	/s/ N. Robbins-Cherry
Name	N. Robbins-Cherry